REPORT OF MANAGEMENT

         Management is responsible for the preparation of Lucent Technologies Inc.’s consolidated financial statements and all related information appearing in this Annual Report. The consolidated financial statements and notes have been prepared in conformity with accounting principles generally accepted in the United States of America and include certain amounts that are estimates based upon currently available information and management’s judgment of current conditions and circumstances.

         To provide reasonable assurance that assets are safeguarded against loss from unauthorized use or disposition and that accounting records are reliable for preparing financial statements, management maintains a system of accounting and other controls, including an internal audit function. Even an effective internal control system, no matter how well designed, has inherent limitations - including the possibility of circumvention or overriding of controls - and therefore can provide only reasonable assurance with respect to financial statement presentation. The system of accounting and other controls is improved and modified in response to changes in business conditions and operations and recommendations made by the independent accountants and the internal auditors.

         The Audit and Finance Committee of the board of directors, which is composed of independent directors, meets periodically with management, the internal auditors and the independent accountants to review the manner in which these groups are performing their responsibilities and to carry out the Audit and Finance Committee’s oversight role with respect to auditing, internal controls and financial reporting matters. Both the internal auditors and the independent accountants periodically meet privately with the Audit and Finance Committee and have access to its individual members.

         Lucent engaged PricewaterhouseCoopers LLP, independent accountants, to audit the consolidated financial statements in accordance with auditing standards generally accepted in the United States of America, which include consideration of the internal control structure.

Patricia F. Russo President and Chief Executive Officer	Frank A. D’Amelio Chief Financial Officer

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Shareowners of LUCENT TECHNOLOGIES INC.:

         In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, changes in shareowners’ (deficit) equity and cash flows present fairly, in all material respects, the financial position of Lucent Technologies Inc. and its subsidiaries at September 30, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2002, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         As discussed in Note 16 to the consolidated financial statements, in 2001 the Company changed its accounting methods for revenue recognition and for derivative financial instruments.

PRICEWATERHOUSECOOPERS LLP
New York, New York
October 23, 2002,
except for the second paragraph of Note 4, the third paragraph of Note 10 and the first paragraph of Note 12, as to which the date is December 4, 2002

LUCENT TECHNOLOGIES INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in Millions, Except Per Share Amounts)	Years ended September 30,

	2002	2001	2000

Revenues:
Products	$9,632	$17,132	$23,978
Services	2,689	4,162	4,926

Total revenues	12,321	21,294	28,904

Costs:
Products	8,452	15,596	13,265
Services	2,317	3,640	3,925

Total costs	10,769	19,236	17,190

Gross margin	1,552	2,058	11,714
Operating expenses:
Selling, general and administrative	3,969	7,410	5,610
Research and development	2,310	3,520	3,179
Purchased in-process research and development	—	—	559
Business restructuring charges and asset impairments, net	2,252	10,157	—

Total operating expenses	8,531	21,087	9,348

Operating income (loss)	(6,979)	(19,029)	2,366
Other income (expense), net	292	(357)	333
Interest expense	382	518	342

Income (loss) from continuing operations before income taxes	(7,069)	(19,904)	2,357
Provision (benefit) for income taxes	4,757	(5,734)	924

Income (loss) from continuing operations	(11,826)	(14,170)	1,433
Income (loss) from discontinued operations, net	73	(3,172)	(214)

Income (loss) before extraordinary item and cumulative effect of accounting changes	(11,753)	(17,342)	1,219
Extraordinary gain, net	—	1,182	—
Cumulative effect of accounting changes, net	—	(38)	—

Net income (loss)	(11,753)	(16,198)	1,219
Conversion cost – 8% redeemable convertible preferred stock	(29)	—	—
Preferred stock dividends and accretion	(167)	(28)	—

Net income (loss) applicable to common shareowners	$(11,949)	$(16,226)	$1,219

EARNINGS (LOSS) PER COMMON SHARE – BASIC
Income (loss) from continuing operations	$(3.51)	$(4.18)	$0.44
Net income (loss) applicable to common shareowners	$(3.49)	$(4.77)	$0.38

EARNINGS (LOSS) PER COMMON SHARE – DILUTED
Income (loss) from continuing operations	$(3.51)	$(4.18)	$0.43
Net income (loss) applicable to common shareowners	$(3.49)	$(4.77)	$0.37

Weighted average number of common shares outstanding – basic	3,426.7	3,400.7	3,232.3

Weighted average number of common shares outstanding – diluted	3,426.7	3,400.7	3,325.9

See Notes to Consolidated Financial Statements.

LUCENT TECHNOLOGIES INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(Dollars in Millions, Except Per Share Amounts)	September 30,

	2002	2001

ASSETS
Cash and cash equivalents	$2,894	$2,390
Short-term investments	1,526	—
Receivables, less allowance of $325 in 2002 and $634 in 2001	1,647	4,594
Inventories	1,363	3,646
Contracts in process, net	10	1,027
Deferred income taxes, net	—	2,658
Other current assets	1,715	1,788

Total current assets	9,155	16,103
Property, plant and equipment, net	1,977	4,416
Prepaid pension costs	4,355	4,958
Deferred income taxes, net	—	2,695
Goodwill and other acquired intangibles, net of accumulated amortization of $910 in 2002 and $832 in 2001	224	1,466
Other assets	2,080	2,724
Net long-term assets of discontinued operations	—	1,302

Total assets	$17,791	$33,664

LIABILITIES
Accounts payable	$1,298	$1,844
Payroll and benefit-related liabilities	1,094	1,500
Debt maturing within one year	120	1,135
Other current liabilities	3,814	5,285
Net current liabilities of discontinued operations	—	405

Total current liabilities	6,326	10,169
Postretirement and postemployment benefit liabilities	5,230	5,481
Pension liability	2,752	80
Long-term debt	3,236	3,274
Company-obligated 7.75% mandatorily redeemable convertible preferred securities of subsidiary trust	1,750	—
Deferred income taxes, net	—	152
Other liabilities	1,551	1,651

Total liabilities	20,845	20,807

Commitments and contingencies

8.00% redeemable convertible preferred stock	1,680	1,834

SHAREOWNERS’ (DEFICIT) EQUITY
Preferred Stock – par value $1.00 per share; authorized shares: 250,000,000; issued and outstanding none	—	—
Common stock – par value $.01 per share; Authorized shares: 10,000,000,000; 3,491,585,126 issued and 3,490,310,034 outstanding shares at September 30, 2002 and 3,414,815,908 issued and 3,414,167,155 outstanding shares at September 30, 2001	35	34
Additional paid-in capital	20,606	21,702
Accumulated deficit	(22,025)	(10,272)
Accumulated other comprehensive loss	(3,350)	(441)

Total shareowners’ (deficit) equity	(4,734)	11,023

Total liabilities, redeemable convertible preferred stock and shareowners’ (deficit) equity	$17,791	$33,664

See Notes to Consolidated Financial Statements.

LUCENT TECHNOLOGIES INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREOWNERS’ (DEFICIT) EQUITY

(Dollars in Millions)	Common Stock	Additional Paid-In Capital	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Loss	Total Shareowners’ (Deficit) Equity	Total Comprehensive Income (Loss)

Balance at September 30, 1999	$31	$7,961	$6,188	$(244)	$13,936

Net income			1,219			$1,219
Foreign currency translation adjustment				(185)		(185)
Reclassification of foreign currency translation losses realized upon spin-off of Avaya				64		64
Unrealized holding gains on certain investments (net of tax of $124)				190		190
Reclassification adjustment for realized holding gains on certain investments (net of tax benefit of $126)				(194)		(194)
Common stock dividends declared			(255)
Issuance of common stock		1,397
Tax benefit from employee stock options		1,064
Issuance of common stock and conversion of stock options for acquisitions	3	9,901
Other		45	(14)	2		2
Spin off of Avaya		6	(1,009)	2

Total comprehensive income						$1,096
Balance at September 30, 2000	34	20,374	6,129	(365)	26,172

Net loss			(16,198)			$(16,198)
Foreign currency translation adjustment (net of tax benefit of $16)				(30)		(30)
Reclassification of foreign currency translation losses realized upon the sale of foreign entities (net of tax of $2)				(3)		(3)
Unrealized holding losses on certain investments (net of tax benefit of $72)				(95)		(95)
Reclassification adjustment for realized holding gains and impairment losses on certain investments (net of tax of $32)				50		50
Common stock dividends declared			(204)
Issuance of common stock		234
Tax benefit from employee stock options		18
Preferred stock dividends and accretion		(28)
Cumulative effect of accounting change (SFAS 133)				11		11
Agere initial public offering		922
Compensation on equity-based awards		87
Other		95	1	(9)		(9)

Total comprehensive loss						$(16,274)
Balance at September 30, 2001	34	21,702	(10,272)	(441)	11,023

Net loss			(11,753)			$(11,753)
Minimum pension liability adjustment				(2,927)		(2,927)
Foreign currency translation adjustment				40		40
Reclassification of foreign currency translation gain realized upon the sale of foreign entities				20		20
Unrealized holding losses on certain investments				(27)		(27)
Reclassification adjustment for realized holding losses and impairment losses on certain investments				(8)		(8)
Issuance of common stock in connection with exchange of 8% convertible redeemable preferred stock	1	174
Other issuance of common stock		55
Preferred stock dividends and accretion		(167)
Spin off of Agere		(1,191)		(6)		(6)
Other		33		(1)		(1)

Total comprehensive loss						$(14,662)
Balance at September 30, 2002	$35	$20,606	$(22,025)	$(3,350)	$(4,734)

See Notes to Consolidated Financial Statements.

LUCENT TECHNOLOGIES INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in Millions)	Years ended September 30,

	2002	2001	2000

OPERATING ACTIVITIES
Net income (loss)	$(11,753)	$(16,198)	$1,219
Less: Income (loss) from discontinued operations	73	(3,172)	(214)
Extraordinary gain	—	1,182	—
Cumulative effect of accounting changes	—	(38)	—

Income (loss) from continuing operations	(11,826)	(14,170)	1,433

Adjustments to reconcile income (loss) from continuing operations to net cash used in operating activities, net of effects of acquisitions and dispositions of businesses and manufacturing operations:
Non-cash portion of business restructuring charges, net	827	9,322	—
Asset impairment charges	975	—	—
Depreciation and amortization	1,470	2,536	1,667
Provision for bad debts and customer financings	1,253	2,249	505
Tax benefit from employee stock options	—	18	1,064
Deferred income taxes	5,268	(5,935)	491
Purchased in-process research and development	—	—	559
Net pension and postretirement benefit credit	(972)	(1,083)	(802)
Gains on sales of businesses	(725)	(56)	(30)
Other adjustments for non-cash items	843	551	(222)
Changes in operating assets and liabilities:
Decrease (increase) in receivables	2,493	3,627	(1,626)
Decrease (increase) in inventories and contracts in process	2,552	881	(2,242)
(Decrease) increase in accounts payable	(539)	(759)	263
Changes in other operating assets and liabilities	(2,375)	(602)	(1,763)

Net cash used in operating activities from continuing operations	(756)	(3,421)	(703)

INVESTING ACTIVITIES
Capital expenditures	(449)	(1,390)	(1,915)
Dispositions of businesses and manufacturing operations, net of cash disposed	2,576	3,187	250
Sales or maturity of investments	31	57	820
Purchases of non-consolidated investments	(30)	(101)	(680)
Purchases of short-term investments	(1,518)	—	—
Proceeds from the sale or disposal of property, plant and equipment	194	177	26
Other investing activities	(47)	21	(60)

Net cash provided by (used in) investing activities from continuing operations	757	1,951	(1,559)

FINANCING ACTIVITIES
Issuance of company-obligated 7.75% mandatorily redeemable convertible preferred securities of subsidiary trust	1,750	—	—
(Repayments of) proceeds from credit facilities	(1,000)	3,500	—
Net (repayments of) proceeds from other short-term borrowings	(104)	(2,147)	1,355
Issuance of long-term debt	—	302	72
Repayments of long-term debt	(47)	(754)	(387)
Issuance of 8% redeemable convertible preferred stock	—	1,831	—
Issuance of common stock	64	222	1,444
Dividends paid on preferred and common stock	(149)	(204)	(255)
Other financing activities	(46)	(125)	—

Net cash provided by financing activities from continuing operations	468	2,625	2,229

Effect of exchange rate changes on cash and cash equivalents	35	4	10

Net cash provided by (used in) continuing operations	504	1,159	(23)
Net cash used in discontinued operations	—	(236)	(196)

Net increase (decrease) in cash and cash equivalents	504	923	(219)
Cash and cash equivalents at beginning of year	2,390	1,467	1,686

Cash and cash equivalents at end of year	$2,894	$2,390	$1,467

See Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in Millions, Except Per Share Amounts)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Consolidation

         The consolidated financial statements include all majority-owned subsidiaries in which Lucent Technologies Inc. (“Lucent” or “the Company”) exercises control. Investments in which Lucent exercises significant influence, but which it does not control (generally a 20% to 50% ownership interest), are accounted for under the equity method of accounting. All material intercompany transactions and balances have been eliminated. Except as otherwise noted, all amounts and disclosures reflect only Lucent’s continuing operations.

Use of Estimates

         The consolidated financial statements are prepared in conformity with generally accepted accounting principles. Management is required to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying disclosures. Actual results could differ from those estimates. Among other things, estimates are used in accounting for long-term contracts, allowances for bad debts and customer financings, inventory obsolescence, restructuring reserves, product warranty, amortization and impairment of intangibles, goodwill, and capitalized software, depreciation and impairment of property, plant and equipment, employee benefits, income taxes, contingencies, and loss reserves for discontinued operations. Estimates and assumptions are periodically reviewed and the effects of any material revisions are reflected in the consolidated financial statements in the period that they are determined to be necessary.

Foreign Currency Translation

         For operations outside the U.S. that prepare financial statements in currencies other than the U.S. dollar, results of operations and cash flows are translated at average exchange rates during the period, and assets and liabilities are translated at end-of-period exchange rates. Translation adjustments are included as a separate component of accumulated other comprehensive loss in shareowners’ (deficit) equity.

Revenue Recognition

         Revenue is recognized when persuasive evidence of an agreement exists, delivery has occurred, the fee is fixed and determinable, and collection of the resulting receivable, including receivables of customers to which Lucent has provided customer financing, is probable. For sales generated from long-term contracts, primarily those related to customized network solutions and network build-outs, Lucent generally uses the percentage of completion method of accounting. In doing so, Lucent makes important judgments in estimating revenue and costs and in measuring progress toward completion. These judgments underlie the determinations regarding overall contract value, contract profitability and timing of revenue recognition. Revenue and cost estimates are revised periodically based on changes in circumstances; any losses on contracts are recognized immediately. Lucent also sells products through multiple distribution channels, including resellers and distributors. For products sold through these channels, revenue is generally recognized when the reseller or distributor sells the product to the end user.

         Most sales are generated from complex contractual arrangements that require significant revenue recognition judgments, particularly in the areas of multiple element arrangements and collectibility. Revenues from contracts with multiple element arrangements, such as those including installation and integration services, are recognized as each element is earned based on the relative fair value of each element and when there are no undelivered elements that are essential to the functionality of the delivered elements. Lucent has determined that most equipment is generally installed by Lucent within 90 days, but can be installed by the customer or a third party, and as a result, revenue is recognized when title passes to the customer, which usually is upon delivery of the equipment, provided all other revenue recognition criteria are met. Services revenues are generally recognized at time of performance. The assessment of collectibility is particularly critical in determining whether revenue should be recognized in the current market environment. As part of the revenue recognition process, Lucent determines whether trade and notes receivables are reasonably assured of collection based on various factors, including the ability to sell those receivables and whether there has been deterioration in the credit quality of customers that could result in the inability to collect or sell the receivables. In situations where Lucent has the ability to sell the receivables, revenue is recognized to the extent of the value Lucent could reasonably expect to realize from the sale. Lucent defers revenue and related costs when it is uncertain as to whether it will be able to collect or sell the receivable. Lucent defers revenue but recognizes costs when it determines that the collection or sale of the receivables is unlikely.

Research and Development and Software Development Costs

         Research and development costs are charged to expense as incurred. However, the costs incurred for the development of computer software that will be sold, leased or otherwise marketed are capitalized when technological feasibility has been established, generally when all of the planning, designing, coding and testing activities that are necessary in order to establish that the product can be produced to meet its design specifications including functions, features and technical performance requirements are completed. These capitalized costs are subject to an ongoing assessment of recoverability based on anticipated future revenues and changes in hardware and software technologies. Costs that are capitalized include direct labor and related overhead.

         Amortization of capitalized software development costs begins when the product is available for general release. Amortization is provided on a product-by-product basis on the straight-line method over periods not exceeding 18 months. Unamortized capitalized software development costs determined to be in excess of the net realizable value of the product are expensed immediately.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Cash and Cash Equivalents

         All highly liquid investments with original maturities of three months or less are considered cash equivalents. These primarily consist of money market funds and to a lesser extent certificates of deposit and commercial paper.

         At September 30, 2002 and 2001, approximately $324 and $138, respectively, of cash was held as collateral or escrowed for contingent liabilities and was classified in other current assets on the consolidated balance sheets.

Short-Term Investments

         All investments with original maturities greater than three months and with maturities less than one year are considered short-term investments. They are of investment grade quality and are not subject to significant market risk. These investments are designated as available-for-sale, and are recorded at fair value, which approximates their cost. Any unrealized holding gains or losses are excluded from net loss and are reported as a component of accumulated other comprehensive loss.

Inventories

         Inventories are stated at the lower of cost (determined principally on a first-in, first-out basis) or market.

Contracts in Process

         Net contracts in process are stated at cost plus accrued profits less progress billings. Gross contracts in process, before progress billings were $10,324 and $8,868, at September 30, 2002 and 2001, respectively. Contract progress billings were $10,314 and $7,841 at September 30, 2002 and 2001, respectively. Net contracts in process also includes unbilled receivables of $286 and $1,128 at September 30, 2002 and 2001, respectively; unbilled receivables are generally billable and collectible within one year.

         Long-term contract receivables include amounts billed but unpaid due to contractual retainage provisions of $356 and $464 at September 30, 2002 and 2001, respectively, and are included in other assets.

Property, Plant and Equipment

         Property, plant and equipment are stated at cost less accumulated depreciation. Depreciation is determined using accelerated and straight-line methods over the estimated useful lives of the various asset classes. Useful lives for buildings and building improvements, furniture and fixtures and machinery and equipment principally range from five to 40 years, five to 10 years and two to 10 years, respectively.

Financial Instruments

         Various financial instruments, including foreign exchange forward and option contracts and interest rate swap agreements are used to manage risk by generating cash flows that offset the cash flows of certain transactions in foreign currencies or underlying financial instruments in relation to their amount and timing. Lucent’s derivative financial instruments are for purposes other than trading. Non-derivative financial instruments include letters of credit, commitments to extend credit and guarantees of debt.

         Lucent’s investment portfolio includes securities accounted for under the cost and equity methods as well as equity investments in publicly held companies that are generally concentrated in the high-technology and telecommunications industries. These investments are included in other assets. Marketable equity securities with readily determinable fair values are classified as available-for-sale securities and reported at fair value. Unrealized gains and losses on the changes in fair value of these securities are reported as a component of accumulated other comprehensive loss until sold or considered to be other than temporarily impaired. At the time of sale, any such gains or losses are recognized in other income (expense), net. All equity investments are periodically reviewed to determine if declines in fair value below cost basis are other-than-temporary. Significant and sustained decreases in quoted market prices, a series of historic and projected operating losses by the investee or other factors are considered as part of the review. If the decline in fair value has been determined to be other-than-temporary, an impairment loss is recorded in other income (expense), net and the individual security is written down to a new cost basis.

Securitizations and Transfers of Financial Instruments

         Lucent may sell trade and notes receivables with or without recourse and/or discounts in the normal course of business. The receivables are removed from the consolidated balance sheet at the time they are sold. Sales and transfers that do not meet the criteria for surrender of control are accounted for as secured borrowings.

         The value assigned to undivided interests retained in securitized trade receivables is based on the relative fair values of the interests retained and sold in the securitization. Fair values are measured by the present value of estimated future cash flows of the securitization facility. See Note 15 for further discussions on securitizations and transfers of financial instruments.

Goodwill and Other Acquired Intangibles

         Goodwill and other acquired intangibles are amortized on a straight-line basis over the periods benefited, principally in the range of five to seven years. Goodwill is the excess of the purchase price over the fair value of identifiable net assets acquired in business combinations accounted for as purchases.

Impairment of Goodwill and Other Long-Lived Assets

         Goodwill and other long-lived assets are reviewed for impairment whenever events such as product discontinuances, plant closures, product dispositions or other changes in circumstances indicate that the carrying amount may not be recoverable. When such events occur, Lucent compares the carrying amount of the assets with undiscounted expected future cash flows. If this comparison indicates that there is an impairment, the amount of the impairment is typically calculated using discounted expected future cash flows. The discount rate applied to these cash flows is based on Lucent’s weighted average cost of capital, which represents the blended after-tax costs of debt and equity.

Reclassifications

         Certain prior-year amounts have been reclassified to conform to the fiscal 2002 presentation.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. BUSINESS RESTRUCTURING CHARGES AND ASSET IMPAIRMENTS, NET

Fiscal 2002

         In fiscal 2002, due to the continuing decline and uncertainty in the telecommunications market, Lucent committed to additional restructuring actions to align the business with market conditions that resulted in net business restructuring charges and asset impairments of $1,341. Since Lucent’s restructuring program is an aggregation of many individual plans that are currently being executed, actual costs have differed from estimated amounts. The fiscal 2002 charges were primarily comprised of headcount reductions, facility consolidations and property, plant and equipment write-downs. Business restructuring charges and asset impairments, net for fiscal 2002 and 2001, are recorded as a separate line item in the consolidated statements of operations, except for inventory charges which are included in costs.

         Lucent continues to evaluate the current restructuring reserve as plans are being executed. As a result, there may be additional charges or reversals. This table displays the activity of the restructuring reserve for fiscal 2002, the balance at September 30, 2002, and the components of the net charges for fiscal 2002:

			Revisions to fiscal 2001 plans

	Sept. 30, 2001 reserve	Fiscal 2002 charge	charge	reversal	Net charge/ (reversal)		Deductions		Sept. 30, 2002 reserve

Employee separations	$588	$944	$5	$(150)	$799	(a)	$(1,020	)(a)	$367
Contract settlements	610	90	18	(201)	(93)		(367)		150
Facility closings	296	210	123	(32)	301		(114)		483
Other	125	34	2	(20)	16		(72)		69

Total restructuring costs	$1,619	$1,278	$148	$(403)	$1,023		$(1,573	)(b)	$1,069

Total asset write-downs		$536	$148	$(226)	$458	(c)
Net gains on sales		(140)	—	—	(140)

Total net charges on business restructuring		$1,674	$296	$(629)	$1,341

Impairment of goodwill and other assets		$975	—	—	$975

Total		$2,649	$296	$(629)	$2,316	(d)

(a)	Includes charges for pension termination benefits of $241, of which $205 are non-cash charges for certain U.S. employees expected to be funded through Lucent’s pension assets; pension and postretirement benefit curtailment charges of $337 and postemployment benefit curtailment credits of $34.

(b)	Includes cash payments of $1,022 and other non-cash settlements.

(c)	At September 30, 2002, the remaining restructuring reserve for inventory was $129.

(d)	Net inventory charges of $64 was included in costs.

         The components of the fiscal 2002 net charge included:

•
employee separation charges were associated with approximately 15,100 employees. Revisions for fiscal 2001 employee separation reserves were due to higher than expected attrition rates that resulted in a reduction in expected terminations by 2,200 employees. Also, the actual severance cost per person was lower than the original estimates after execution of the various plans in many countries. Including the 15,100 headcount reductions, the total voluntary and involuntary employee separations associated with the employee separations net charges recorded in fiscal 2001 and 2002 were 54,300. As of September 30, 2002, approximately 42,200 separations were completed. The completed and future employee separations affect all business groups and geographic regions. Approximately 70% of these separations were related to management employees and were involuntary. The majority of the remaining separations are expected to be completed by the end of the second quarter of fiscal 2003. In addition, since December 31, 2000, 16,600 employee separations have occurred through attrition and divestitures of businesses;

•
contract settlement charges were for settlements of purchase commitments with suppliers and contract renegotiations or cancellations of contracts with customers, all of which resulted from the discontinuance of various product lines. Revisions to fiscal 2001 plans were primarily for settling certain purchase commitments for amounts lower than originally planned;

•
fiscal 2002 charges for facility closings represented the expected remaining future cash outlays associated with trailing lease liabilities, lease termination payments and expected restoration costs, net of expected sublease income of $136. Revisions to fiscal 2001 plans were primarily due to additional space consolidation as well as changes in estimates for the amount and timing of expected sublease rental income of $63 as a result of changes in the current commercial real estate market. As part of the fiscal 2001 and 2002 restructuring actions, charges were recognized in connection with plans to reduce a significant number of owned and leased facilities, totaling approximately 16.6 million square feet. As of September 30, 2002, owned and leased sites aggregating 12.0 million square feet have been exited and the remaining sites are expected to be exited during fiscal 2003;

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

•
net asset write-downs for fiscal 2002 included property, plant and equipment write-downs of $304 primarily related to facility closings and product rationalizations, capitalized software of $72, inventory charges of $129, that were associated with product exits in certain switching and access and optical networking products in the Integrated Network Solutions (“INS”) segment, goodwill and other acquired intangibles write-down of $22 and other charges of $9. Net revisions to fiscal 2001 plans were primarily related to adjustments to estimated inventory charges. In establishing the initial charge for inventory, Lucent included an estimate of amounts relating to products rationalized or discontinued that were not required to fulfill existing customer obligations. To the extent the fulfillment of those customer obligations differed from amounts estimated, additional inventory charges or reserve reductions were required; and

•
net gains on sales included $193 of gains primarily related to the sale of the billing and customer care business and losses of $53 which were primarily related to the sale of the enterprise professional services business. Net gains on sales are included in business restructuring if the disposition of these businesses was contemplated as part of Lucent’s overall restructuring program.

Impairment of goodwill and other assets

         The continued and recently sharper decline in the telecommunications market prompted an assessment of all key assumptions underlying goodwill valuation judgments, including those relating to short- and long-term growth rates. As a result of the analysis, Lucent determined that impairment charges of $975 were required because the forecasted undiscounted cash flows were less than the book values of the goodwill and other intangible assets of certain businesses. The charges were measured on the basis of comparison of estimated fair values with corresponding book values and related primarily to goodwill recorded in connection with the September 2000 acquisition of Spring Tide. Fair values were determined on the basis of discounted cash flows.

Fiscal 2001

         In fiscal 2001, Lucent committed to various restructuring actions in which it exited certain non-strategic wireless, optical networking and switching and access product lines and streamlined its cost structure in various businesses and corporate operations. This resulted in a pre-tax charge to earnings totaling $11,416 for fiscal 2001.

         This table displays the components of the fiscal 2001 charge, the activity of the restructuring reserve for fiscal 2001, and the balance at September 30, 2001:

	Fiscal 2001 charge		Deductions		September 30, 2001 reserve

Employee separations	$3,440		$(2,852	)(a)	$588
Contract settlements	944		(334)		610
Facility closings	304		(8)		296
Other	79		46	(b)	125

Total restructuring costs	$4,767		$(3,148	)(c)	$1,619

Total asset write-downs	$6,649	(d)

Total	$11,416	(e)

(a)	Includes non-cash charges of $2,113 for net pension and postretirement termination benefits to certain U.S.employees expected to be funded through Lucent’s pension assets, $632 for pension and postretirement benefit curtailment charges and $72 for postemployment benefit curtailment credits.

(b)	Includes proceeds from the sale of a product line.

(c)	Includes cash payments of $531 at September 30, 2001.

(d)	At September 30, 2001, the remaining restructuring reserve for inventory was $689.

(e)	Net inventory charges of $1,259 was included in costs.

         The components of the fiscal 2001 charge included:

•
employee separation charges for approximately 39,200 employees, including 8,500 related to a voluntary early-retirement offer to qualified U.S. paid management employees. During fiscal 2001, approximately 23,700 separations were completed;

•
contract settlement charges consisted of settlements of purchase commitments with suppliers of $508 and contract renegotiations or cancellations of contracts with customers of $436. Approximately 50% of total purchase commitments related to the rationalization of certain optical networking products, including charges relating to the discontinuance of the Chromatis product portfolio. Customer settlements included charges associated with switching and access product rationalizations and Lucent’s strategic decision to limit its investment in research and development in certain wireless technologies;

•
facility closings charges represented the expected remaining future cash outlays associated with trailing lease liabilities, lease termination payments and expected restoration costs, net of expected sublease income of $241; and

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

•
asset write-downs primarily related to the write-down of goodwill and other acquired intangibles of $4,081 and inventory charges of $1,259. Impairment losses related to the write-down of goodwill and other acquired intangibles were estimated by discounting the expected future cash flows. These impairment charges largely relate to the write-off of $3,707 of goodwill relating to the discontinuance of the Chromatis product portfolio, the write-off of acquired intangibles related to the impairment of Lucent’s TeraBeam investment and rationalizations of products associated with the DeltaKabel, Stratus and Ignitus acquisitions. Inventory write-downs resulted primarily from optical networking, switching, access and wireless product rationalizations and discontinuances. The remainder of the asset write-downs consisted of property, plant and equipment of $425, capitalized software of $362 and other assets of $522 associated with Lucent’s product and system rationalizations resulting in sales of assets, closures and consolidation of offices, research and development facilities and factories.

3. DISCONTINUED OPERATIONS

         On June 1, 2002, Lucent completed the spinoff of Agere Systems Inc. (“Agere”), Lucent’s microelectronics business, by distributing its remaining 37.0 million shares of Agere Class A common stock and 908.1 million shares of Agere Class B common stock to Lucent common shareowners of record on May 3, 2002. Each Lucent shareowner received one share of Agere Class A common stock for every 92.768991 shares of Lucent’s common stock held and one share of Agere Class B common stock for every 3.779818 shares of Lucent’s common stock held. The historical carrying amount of the net assets transferred to Agere of $1,191 was recorded as a reduction to shareowners’ (deficit) equity.

         On April 2, 2001, Agere, completed an initial public offering (“IPO”) of 600 million shares of Class A common stock, resulting in net proceeds of $3,440 to Agere.As a result of the IPO and the planned spinoff of Agere, Lucent recorded an increase to shareowners’ equity of $922 in fiscal 2001. In addition, on April 2, 2001, Morgan Stanley exercised its overallotment option to purchase an additional 90 million shares of Agere Class A common stock from Lucent. Morgan Stanley exchanged $519 of Lucent commercial paper for the Agere common shares. This transaction resulted in a gain of $141, which was included in the loss on disposal of Agere in fiscal 2001. After the exercise of the overallotment option by Morgan Stanley and before the spinoff, Lucent owned 57.8% of Agere common stock.

         On December 29, 2000, Lucent completed the sale of its power systems business (see Note 4).

         On September 30, 2000, Lucent completed the spinoff of Avaya Inc., Lucent’s former enterprise networks business, in a tax-free distribution to its shareowners. The historical carrying amount of the net assets transferred to Avaya was recorded as a reduction to shareowners’ equity of $1,009. As a result of the final transfer of assets and liabilities to Avaya, the stock dividend was adjusted by $47 and reflected as a reduction to additional paid-in capital during fiscal 2001. Summarized results of operations for discontinued operations are as follows:

	Years ended September 30,

	2002	2001	2000

REVENUES
Agere and power systems	$1,247	$3,838	$4,909
Avaya	—	—	7,607

Total revenues	$1,247	$3,838	$12,516

INCOME (LOSS) FROM DISCONTINUED OPERATIONS, NET OF TAXES
Agere and power systems	$—	$(151)	$248
Avaya	—	—	303
Income (loss) on disposal of Agere	73	(3,021)	—
Loss on disposal of Avaya	—	—	(765)

Income (loss) from discontinued operations	$73	$(3,172)	$(214)

         The income (loss) from discontinued operations for Agere and power systems includes the results of operations for Lucent’s former power systems business through the date of sale of December 29, 2000, and Agere through the initial measurement date of March 31, 2001. Agere’s and power systems’ income (loss) from discontinued operations included income tax provisions of $107 and $398 for the years ended September 30, 2001 and 2000, respectively.

         Avaya’s income from discontinued operations for fiscal 2000 was net of applicable income taxes of $160. Income from discontinued operations includes an allocation of Lucent’s interest expense totaling $64 for fiscal 2000 and was based upon the amount of debt assumed by Avaya. Approximately $780 of commercial paper borrowings was assumed by Avaya as part of the spinoff transaction.

         The income (loss) on disposal of Agere for fiscal 2002, net of a tax provision of $34, includes Lucent’s share of Agere’s net losses from the initial measurement date through the spinoff date. Also included in the income (loss) on disposal for fiscal 2002 are subsequent adjustments to the related loss reserve, including pension termination benefit charges of $102, relating to business restructuring actions taken by Agere prior to the spinoff. The income (loss) on disposal of Agere for fiscal 2001, net of a tax provision of $39, was composed of Lucent’s 57.8% share of the estimated net losses and separation costs of the microelectronics business from the measurement date through the spinoff date, partially offset by a gain of $141 associated with Lucent’s debt exchange on April 2, 2001. The fiscal 2001 loss on disposal of Agere includes Lucent’s share of a $2,762 impairment charge for goodwill and other acquired intangibles primarily associated with the product portfolios of the Ortel Corporation, Herrmann Technology, Inc., and Agere, Inc.; acquisitions and costs associated with Agere’s restructuring initiatives; separation expenses related to the IPO; and expected spinoff and inventory provisions of $563, $99 and $409, respectively. Major components of the restructuring charge include $386 for the rationalization of

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

underutilized manufacturing facilities and other restructuring-related activities, and $177 for work force reductions. In addition, Agere recorded a $538 tax valuation allowance for its deferred tax assets.

         The loss on disposal of Avaya, net of a tax benefit of $238, reflects the costs directly associated with the spinoff and the net loss of Avaya between the measurement date and the spinoff date of September 30, 2000. The loss includes those components of the Avaya reorganization plan, including a business restructuring charge and directly-related asset write-downs of $545, recorded during the year, along with transaction costs of $56 for the spinoff. Major components of this restructuring charge include $365 for employee separation and $101 for real estate consolidation.

         Agere’s net current liabilities at September 30, 2001 consisted of current assets of $4,022 and current liabilities of $4,427. Current liabilities included $2,500 of short-term debt assumed by Agere on April 2, 2001, of which $1,000 was repaid on October 4, 2001, and $565 of reserves for Lucent’s share of Agere’s estimated future losses through the spinoff date. Agere’s net long-term assets at September 30, 2001 consisted of long-term assets of $2,625 and long-term liabilities of $1,323, including a minority interest in the net assets of Agere of $1,026.

         The following table represents changes in Lucent’s cash balance in support of discontinued operations. During fiscal 2001, Agere was funded through Lucent’s consolidated cash balances until its IPO on April 2, 2001.

	Years ended September 30,

	2001	2000

Net cash provided by operating activities of discontinued operations	$517	$1,640
Net cash used in investing activities of discontinued operations	(744)	(1,366)
Net cash used in financing activities of discontinued operations	(9)	(470)

Net cash used in discontinued operations	$(236)	$(196)

         After April 2, 2001, Agere’s operations were no longer funded through Lucent’s consolidated cash balances. The following table represents the changes in Agere’s cash balance due to their operations during fiscal 2002 through the spinoff date:

Net cash used by operating activities of Agere	$(521)
Net cash provided by investing activities of Agere	$279
Net cash used by financing activities of Agere	$(1,744)

4. BUSINESS DISPOSITIONS AND COMBINATIONS

Dispositions

         On September 30, 2002, Lucent completed the sale of two China-based joint ventures to Corning Incorporated, which were part of the optical fiber solutions (“OFS”) business. Under the agreement originally announced on July 24, 2001, the total purchase price was $225, which included a cash payment of $123, Corning common stock valued at $50, a note receivable of $27 and a future cash payment of $25 should the ventures achieve certain business milestones. The transaction resulted in a gain of $100, which was included in other income (expense), net for the year ended September 30, 2002.

         On May 31, 2002, Lucent completed its agreement with Solectron Corporation to sell certain manufacturing equipment and inventory for $96, subject to post-closing adjustments, and commenced a three-year supply agreement with Solectron for certain optical networking products. Due to continuing market uncertainties, Lucent and Solectron agreed to unwind the agreements which resulted in Lucent purchasing certain assets back from Solectron and paying $50 to Solectron in November 2002. It is expected that the contract manufacturing work for the optical networking products will be transitioned to other suppliers during the first half of fiscal 2003. The impact of these events are not expected to significantly impact the results of operations.

         On February 28, 2002, Lucent completed the sale of its billing and customer care business to CSG Systems International, Inc. for approximately $250, after settling certain post closing purchase price adjust-ments. All post closing purchase price adjustments were settled as of September 30, 2002 and the transaction resulted in a net gain of $188 that has been included in business restructuring charges and asset impairments, net in fiscal 2002.

         On November 16, 2001, Lucent completed the sale of OFS to The Furukawa Electric Co., Ltd. for approximately $2,300, of which $173 was in CommScope, Inc. common stock. The transaction resulted in a gain of $564, which was included in other income (expense), net in fiscal 2002.

         On August 31, 2001, Lucent received $572 from the closing of its transaction with Celestica Corporation to transition Lucent’s manufacturing operations in Oklahoma City, Oklahoma and Columbus, Ohio. At closing, Lucent entered into a five-year supply agreement for Celestica to be the primary manufacturer of its switching and access and wireless networking systems products. As a result of expected workforce reductions and/or transfers to Celestica, Lucent recorded non-cash termination and curtailment charges of approximately $378, which were included as a component of Lucent’s employee separation restructuring costs in fiscal 2001.

         On December 29, 2000, Lucent completed the sale of its power systems business to Tyco International Ltd. for approximately $2,538 in cash. In connection with the sale, Lucent recorded an extraordinary gain of $1,182 (net of tax expense of $780).

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Acquisitions

         The following table presents information about acquisitions by Lucent during fiscal 2000. All of these acquisitions were accounted for under the purchase method of accounting, and the acquired technology valuation included existing technology, purchased in-process research and development (“IPRD”) and other intangibles. All IPRD charges were recorded in the quarter in which the transaction was completed. On a pro forma basis, if the fiscal 2000 acquisitions had occurred on October 1, 1999, the amortization of goodwill and other acquired intangibles would have increased by approximately $675.

							Amortization Period (in years)

	Acquisition date	Purchase price	Goodwill	Existing technology	Other intangibles	(IPRD after-tax)	Goodwill	Existing technology	Other intangibles

Spring Tide	9/00	$1,315	$1,075	$143	$14	$131	7	7	7
		Stock & options

Chromatis	6/00	4,756	4,223	n/a	186	428	7	n/a	2-7
		Stock & options
DeltaKabel	4/00	52	56	n/a	n/a	n/a	6	n/a	n/a
		Cash

n/a	Not applicable.

         Spring Tide Networks was a provider of network switching equipment, Chromatis Networks Inc. was a supplier of metropolitan optical networking systems and DeltaKabel Telecom cv was a developer of cable modem and Internet protocol (IP) telephony products and services for the European market. Due to declining telecommunications market conditions in fiscal 2002 and 2001, impairment charges for goodwill and other acquired technology were recorded for Spring Tide, Chromatis and DeltaKabel (see Note 2).

         Included in the purchase price for the acquisitions was IPRD, which was a non-cash charge to earnings as this technology had not reached technological feasibility and had no future alternative use. The remaining purchase price was allocated to tangible assets and intangible assets, including goodwill and other acquired intangibles, less liabilities assumed.

         The value allocated to IPRD was determined using an income approach that included an excess earnings analysis reflecting the appropriate cost of capital for the investment. Estimates of future cash flows related to the IPRD were made for each project based on estimates of revenue, operating expenses and income taxes from the project. These estimates were consistent with historical pricing, margins and expense levels for similar products.

         Revenues were estimated based on relevant market size and growth factors, expected industry trends, individual product sales cycles and the estimated life of each product’s underlying technology. Estimated operating expenses, income taxes and charges for the use of contributory assets were deducted from estimated revenues to determine estimated after-tax cash flows for each project. Estimated operating expenses include cost of goods sold; selling, general and administrative expenses; and research and development expenses. The research and development expenses include estimated costs to maintain the products once they have been introduced into the market and generate revenues and costs to complete the in-process research and development.

         The discount rates utilized to discount the projected cash flows were based on consideration of Lucent’s weighted average cost of capital, as well as other factors including the estimated useful life of each project, the anticipated profitability of each project, the uncertainty of technology advances that were known at the time and the stage of completion of each project.

TeraBeam Corporation

         On April 9, 2000, Lucent and TeraBeam Corporation entered into an agreement to develop TeraBeam’s fiberless optical networking system that provides high-speed data networking between local and wide area networks. Under the agreement, Lucent paid cash and contributed research and development assets, intellectual property and free-space optical products, valued in the aggregate at $450. On September 26, 2001, Lucent and TeraBeam agreed to terminate most of the existing arrangements between the parties. Pursuant to the agreement, the 30% interest held by Lucent in the venture that develops the fiberless optical networking system was exchanged for a 15% interest in TeraBeam Corporation in the second quarter of fiscal 2002. As a result of exiting the original arrangement and an evaluation of the restructured investment as of September 30, 2001, the remaining investment and goodwill and other acquired intangibles of $328 were written-off and included in the fiscal 2001 business restructuring charge. In the fourth quarter of fiscal 2002, the remaining 15% interest was sold for $5 and included as part of the fiscal 2002 business restructuring charge.

Ignitus Communications LLC

         On April 4, 2000, Lucent acquired the remaining 44% of Ignitus Communications LLC, a start-up company that focuses on high-speed optical communications at the network edge, for approximately $33. Lucent previously owned 56% of the company. An impairment charge for goodwill and other acquired intangibles was recorded in fiscal 2001’s business restructuring charge related to the product rationalization of the technology acquired from Ignitus.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Pooling-of-Interests Mergers

         On November 3, 1999, Lucent merged with Excel Switching Corporation (“Excel”), a developer of programmable switches, through the issuance of approximately 22 million shares of Lucent common stock in exchange for all the outstanding shares of Excel common stock. On October 15, 1999, Lucent merged with International Network Services, a provider of network consulting, design and integration services, through the issuance of approximately 49 million shares of Lucent common stock in exchange for all the outstanding shares of their common stock.

         Lucent merged with Xedia in fiscal 2000. The historical operating results of this entity were not material to Lucent’s consolidated results of operations, therefore prior periods were not restated for this merger.

5. SUPPLEMENTARY FINANCIAL INFORMATION

Supplementary Statements of Operations Information:

	Years ended September 30,

	2002	2001	2000

DEPRECIATION AND AMORTIZATION
Depreciation of property, plant and equipment	$718	$1,065	$908
Amortization of goodwill	207	790	281
Amortization of other acquired intangibles	43	131	81
Amortization of software development costs	469	501	395
Other amortization	33	49	2

Total depreciation and amortization	$1,470	$2,536	$1,667

OTHER INCOME (EXPENSE), NET
Interest income	$114	$255	$118
Minority interests in earnings of consolidated subsidiaries	(12)	(81)	(50)
Net income (loss) from equity method investments	14	(60)	(31)
Other-than-temporary write-downs of investments	(209)	(266)	(14)
Loss on foreign currency transactions	(46)	(58)	(18)
Net gains on sales of businesses	725	56	30
Legal settlements	(212)	—	—
Net gains (losses) on sales and settlements of financial instruments	(22)	18	347
Write-off of embedded derivative assets	—	(42)	—
Miscellaneous, net	(60)	(179)	(49)

Total other income (expense), net	$292	$(357)	$333

Supplementary Balance Sheet Information:

	September 30,

	2002	2001

INVENTORIES
Completed goods	$711	$2,023
Work in process	35	432
Raw materials	617	1,191

Total inventories	$1,363	$3,646

PROPERTY, PLANT AND EQUIPMENT, NET
Land and improvements	$175	$320
Buildings and improvements	1,796	3,088
Machinery, electronic and other equipment	2,648	5,636

Total property, plant and equipment	4,619	9,044
Less: accumulated depreciation	2,642	4,628

Total property, plant and equipment, net	$1,977	$4,416

GOODWILL AND OTHER
ACQUIRED INTANGIBLES, NET
Goodwill	$209	$1,262
Other acquired intangibles	15	204

Total goodwill and other acquired intangibles, net	$224	$1,466

INCLUDED IN OTHER ASSETS
Capitalized software	$366	$583
Internal use software	$204	$261

INCLUDED IN OTHER CURRENT LIABILITIES
Deferred revenue	$210	$452
Advance billings, progress payments and customer deposits	$403	$998
Warranty reserve	$440	$456
Consumer Products leasing legal settlement (Note 17)	$312	$—
Self-insured loss reserves (Note 15)	$428	$62

Supplementary Cash Flow Information:

	Years ended September 30,

	2002	2001	2000

Interest payments, net of amounts capitalized	$(349)	$(490)	$(356)
Income tax refunds (payments), net	$804	$(161)	$(34)
Acquisitions of businesses:
Fair value of assets acquired, net of cash acquired	$—	$—	$59
Less: Fair value of liabilities assumed	—	—	7

Acquisitions of businesses, net of cash acquired	$—	$—	$52

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6. EARNINGS (LOSS) PER COMMON SHARE

         Basic earnings (loss) per common share is calculated by dividing net income (loss) applicable to common shareowners by the weighted average number of common shares outstanding during the period. Net income (loss) applicable to common shareowners includes preferred stock dividends and accretion for fiscal 2002 and 2001 and the conversion cost related to the exchange of 8% redeemable convertible preferred stock for Lucent common stock in fiscal 2002 (see Note 10).

         Diluted earnings (loss) per share is calculated by dividing net income (loss) applicable to common shareowners, adjusted for preferred stock dividends and accretion for fiscal 2002 and 2001, interest expense for the 7.75% mandatorily redeemable convertible preferred securities of subsidiary trust for fiscal 2002 and conversion cost related to the exchange of the 8% redeemable convertible preferred stock for fiscal 2002. Diluted earnings (loss) per common share further reflects all potential issuances of common stock. However, since Lucent recorded a loss from continuing operations for fiscal 2002 and 2001, the diluted earnings (loss) per share is the same as basic, as any potentially dilutive securities would reduce the loss per share from continuing operations.

	Years ended September 30,

	2002	2001	2000

EARNINGS (LOSS)
PER COMMON SHARE – BASIC
Income (loss) from continuing operations	$(3.51)	$(4.18)	$0.44
Income (loss) from discontinued operations	0.02	(0.93)	(0.06)
Extraordinary gain	—	0.35	—
Cumulative effect of accounting changes	—	(0.01)	—

Net income (loss) applicable to common shareowners	$(3.49)	$(4.77)	$0.38

EARNINGS (LOSS)
PER COMMON SHARE – DILUTED
Income (loss) from continuing operations	$(3.51)	$(4.18)	$0.43
Income (loss) from discontinued operations	0.02	(0.93)	(0.06)
Extraordinary gain	—	0.35	—
Cumulative effect of accounting changes	—	(0.01)	—

Net income (loss) applicable to common shareowners	$(3.49)	$(4.77)	$0.37

WEIGHTED AVERAGE NUMBER
OF COMMON SHARES (IN MILLIONS)
Common shares – basic	3,426.7	3,400.7	3,232.3
Effect of dilutive securities:
Stock options	—	—	88.5
Other	—	—	5.1

Weighted average number of common shares – diluted	3,426.7	3,400.7	3,325.9

         Most stock options are excluded from the calculation because their exercise price was greater than the average market price of the common shares. Diluted earnings (loss) per share for fiscal 2002 and 2001 does not include the effect of the following potential shares:

	Years ended September 30,

Potential common shares excluded from the
calculation of diluted loss per share (in millions):(a)	2002		2001

8% redeemable convertible preferred stock	519		47	(b)
Company-obligated 7.75% mandatorily redeemable convertible preferred securities of subsidiary trust	193	(c)	—
Stock options	4		24
Other	2		6

Total	718		77

(a)	Adjusted to reflect the spinoff of Agere.

(b)	Had these securities been outstanding for the entire fiscal year, the amount of shares excluded from the calculation would have been 309 million for the year ended September 30, 2001.

(c)	Had these securities been outstanding for the entire fiscal year, the amount of shares excluded from the calculation would have been 362 million for the year ended September 30, 2002.

         In addition, stock options where the exercise price was greater than the average market price of the common shares of 471 million, 407 million and 41 million, calculated on a weighted average basis, for the years ended September 30, 2002, 2001 and 2000, respectively, were excluded from the computation of diluted earnings (loss) per share.

7. COMPREHENSIVE INCOME (LOSS)

         Comprehensive income (loss) represents net income (loss) plus the results of certain shareowners’ (deficit) equity changes not reflected in the consolidated statements of operations.

         The components of accumulated other comprehensive loss are as follows:

	Foreign currency translation adjustment	Net unrealized holding gains/(losses) on investments	Minimum pension liability adjustments	Net unrealized holding gains/(losses) on derivative instruments	Total accumulated other comprehensive loss

Beginning balance, October 1, 1999	$(313)	$79	$(10)	$—	$(244)
Current-period change	(185)	(4)	2	—	(187)
Amounts transferred to Avaya	64	—	2	—	66

Ending balance, September 30, 2000	(434)	75	(6)	—	(365)
Cumulative effect of accounting change – SFAS 133	—	9	—	2	11
Current-period change	(33)	(45)	(8)	(1)	(87)

Ending balance, September 30, 2001	(467)	39	(14)	1	(441)
Current-period change	60	(35)	(2,927)	(1)	(2,903)
Amounts transferred to Agere	(6)	—	—	—	(6)

Ending balance, September 30, 2002	$(413)	$4	$(2,941)	$—	$(3,350)

         Foreign currency translation adjustments are not generally adjusted for income taxes as they relate to indefinite investments in non-U.S. subsidiaries.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8. INCOME TAXES

         The following table presents the U.S. and non-U.S. components of income (loss) from continuing operations before income taxes and the provision (benefit) for income taxes:

	Years ended September 30,

	2002	2001	2000

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES:
U.S.	$(7,076)	$(19,089)	$2,055
Non-U.S.	7	(815)	302

Income (loss) from continuing operations before income taxes	$(7,069)	$(19,904)	$2,357

PROVISION (BENEFIT) FOR INCOME TAXES:
Current:
Federal	$(611)	$21	$159
State and local	—	—	9
Non-U.S.	100	180	265

Subtotal	(511)	201	433

Deferred:
Federal	4,242	(4,983)	405
State and local	837	(879)	85
Non-U.S.	189	(73)	1

Subtotal	5,268	(5,935)	491

Provision (benefit) for income taxes	$4,757	$(5,734)	$924

         The following table presents the principal reasons for the difference between the effective tax (benefit) rate on continuing operations and the U.S. federal statutory income tax (benefit) rate:

	Years ended September 30,

	2002	2001	2000

U.S. federal statutory income tax (benefit) rate	(35.0)%	(35.0)%	35.0%
State and local income tax (benefit) rate, net of federal income tax effect	(3.3)%	(4.1)%	1.2%
Foreign earnings and dividends taxed at different rates	0.2%	0.4%	(1.3)%
Research credits	(1.9)%	(0.8)%	(6.0)%
Acquisition-related costs (a)	5.0%	8.3%	12.6%
Disposition of OFS business	(7.3)%	n/a	n/a
Other differences, net	(1.7)%	(0.3)%	(4.2)%
Change in valuation allowance	111.3%	2.7%	1.9%

Effective income tax (benefit) rate	67.3%	(28.8)%	39.2%

(a)	Includes non-tax deductible IPRD, goodwill amortization and impairments (including goodwill write-offs recognized under the restructuring program), and merger-related costs.

n/a	Not applicable

         The components of deferred income tax assets and liabilities are as follows:

	Years ended September 30,

	2002	2001

DEFERRED INCOME TAX ASSETS:
Bad debt and customer financing reserves	$490	$1,004
Inventory reserves	585	685
Business restructuring reserves	421	632
Other operating reserves	843	536
Postretirement and other benefits	2,207	2,386
Net operating loss/credit carryforwards	5,826	2,538
Other	364	636
Valuation allowance	(9,989)	(742)

Total deferred tax assets	$747	$7,675

DEFERRED INCOME TAX LIABILITIES:
Pension	$632	$1,971
Other	115	526

Total deferred tax liabilities	$747	$2,497

         Statement of Financial Accounting Standards (“SFAS”) No.109, “Accounting for Income Taxes” (“SFAS 109”) requires that a valuation allowance be established when it is more likely than not that all or a portion of a deferred tax asset will not be realized. A review of all available positive and negative evidence needs to be considered, including a company’s current and past performance, the market environment in which the company operates, the utilization of past tax credits, length of carryback and carryforward periods, existing contracts or sales backlog that will result in future profits, etc.

         Forming a conclusion that a valuation allowance is not needed is difficult when there is negative evidence such as cumulative losses in recent years. Cumulative losses weigh heavily in the overall assessment. During the first and second quarters of fiscal 2002 Lucent established valuation allowances for future tax benefits with relatively short carryforward periods related to foreign tax credits, state and foreign net operating losses and capital losses. As a result of the review undertaken at June 30, 2002, Lucent concluded that it was appropriate to establish a full valuation allowance for its net deferred tax assets. During the fourth quarter of fiscal 2002 Lucent continued to maintain a full valuation allowance on the tax benefits generated by operating losses and credit carryforwards. Lucent expects to continue to record a full valuation allowance on future tax benefits until an appropriate level of profitability is sustained. Until an appropriate level of profitability is reached, Lucent does not expect to recognize any significant tax benefits in future results of operations. Valuation allowances of $1,149 were also established for net deferred tax assets resulting from minimum pension liabilities and other direct charges to equity.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         The following table presents carryforwards for losses (tax effected) and tax credits:

Description	Amount	Expiration

Federal net operating losses	$ 3,008	2022
State net operating losses	627	2007 to 2022
Capital losses	296	2007
Foreign net operating losses/credits	192	2007 to indefinite
Foreign tax credits	489	2003 to 2005
Research credits	969	2017 to 2022
State credits (various)	223	2007 to 2017
Alternative minimum tax credits	22	Indefinite

Total	$ 5,826

         As of September 30, 2002, Lucent had provided for $71 of U.S. deferred income taxes on $203 of undistributed earnings of a non-U.S. subsidiary. The Company has not provided for U.S. deferred income taxes or foreign withholding taxes on its remaining undistributed earnings of $3,374 of its non-U.S. subsidiaries since these earnings are intended to be reinvested indefinitely. It is not practical to estimate the amount of additional taxes that might be payable on such undistributed earnings.

         The Internal Revenue Service is currently examining Lucent’s federal tax returns for 1997 and 1998 and has proposed certain adjustments. In addition, Lucent is a party to a tax sharing agreement with AT&T and is liable for tax adjustments that are attributable to Lucent’s lines of businesses as well as a portion of certain shared non-line of business tax adjustments during the years prior to separation from AT&T. Certain tax adjustments have been proposed or assessed subject to this tax sharing agreement. Lucent does not believe that the outcome of these matters will have a material adverse effect on the consolidated results of operations, consolidated financial position, or near-term liquidity.

9. DEBT OBLIGATIONS

	September 30,

	2002	2001

DEBT MATURING WITHIN ONE YEAR
Revolving credit facilities, 5.7% weighted average interest rate at September 30, 2001	$—	$1,000
Other	120	135

Total debt maturing within one year	$120	$1,135

         Weighted average interest rate for revolving credit facilities was 5.2% and 6.0% for fiscal 2002 and 2001, respectively.

         Although the credit facility was cancelled, substantially all of Lucent’s domestic assets remained collateralized as a result of extending the Guarantee and Collateral Agreement with our banks through December 18, 2002. This agreement provides security for commercial bankers in extending, among other things, credit facilities to non-U.S. subsidiaries, letters of credit and foreign exchange hedging.

	September 30,

	2002	2001

LONG-TERM DEBT
7.25% notes due July 15, 2006	$750	$750
11.755% notes due July 1, 2006	302	330
5.50% notes due November 15, 2008	500	500
6.50% debentures due January 15, 2028	300	300
6.45% debentures due March 15, 2029	1,360	1,360
Other (7.0% and 8.0% weighted average interest rates, in 2002 and 2001, respectively)	63	101

Total long-term debt	3,275	3,341
Unamortized discount	(36)	(38)
Fair value basis adjustment attributable to hedged debt obligations	28	—
Amounts maturing within one year	(31)	(29)

Long-term debt	$3,236	$3,274

Company-obligated 7.75% mandatorily redeemable convertible preferred securities of subsidiary trust	$1,750	$—

         Aggregate maturities of the $3,275 in total long-term debt obligations at September 30, 2002 for fiscal 2003 through fiscal 2007 and thereafter were $31, $37, $42, $948, $2 and $2,215, respectively.

         On March 19, 2002, Lucent Technologies Capital Trust I (“the Trust”) completed the sale of 7.75% cumulative convertible trust preferred securities for an initial price of $1,000 per share for an aggregate amount of $1,750. Lucent owns all of the common securities of the Trust. The Trust used the proceeds to purchase 7.75% convertible subordinated debentures issued by Lucent due March 15, 2017, which represent all of the Trust’s assets. The terms of the trust preferred securities are substantially the same as the terms of the debentures. Lucent may redeem the debentures, in whole or in part, for cash at premiums ranging from 103.88% beginning March 20, 2007, to 100.00% on March 20, 2012, and thereafter. To the extent Lucent redeems debentures, the Trust is required to redeem a corresponding amount of trust preferred securities. Lucent has irrevocably and unconditionally guaranteed, on a subordinated basis, the payments due on the trust preferred securities to the extent Lucent makes payments on the debentures to the Trust. In connection with this transaction, Lucent incurred approximately $46 of expenses that are deferred and are being amortized over the life of the debentures.

         Holders of trust preferred securities are entitled to receive quarterly cash distributions commencing June 15, 2002. The ability of the Trust to pay dividends depends on the receipt of interest payments on the debentures. Lucent has the right to defer payments of interest on the debentures for up to 20 consecutive quarters. If Lucent defers the payment of interest on the debentures, the Trust will defer the quarterly distributions on the trust preferred securities for a corresponding period. Deferred interest accrues at an annual rate of 9.25%. Each trust preferred security is convertible at the option of the holder into 206.6116 shares of Lucent common stock, subject to additional adjustment under certain circumstances.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10. REDEEMABLE CONVERTIBLE PREFERRED STOCK

         Lucent has 250,000,000 shares of preferred stock authorized. On August 6, 2001, Lucent designated and sold 1,885,000 shares of non-cumulative 8% redeemable convertible preferred stock having an initial liquidation preference of $1,000 per share, subject to accretion as described below, in a private placement, resulting in net proceeds of $1,831. Annual dividends are payable semiannually in cash or common stock at Lucent’s option, subject to Lucent’s having a legally available surplus as defined by Delaware law. Any unpaid dividends will increase the liquidation preference at an accretion rate of 10% per year, calculated on a semiannual basis. At the holder’s option, each share of convertible preferred stock is convertible into 168.3502 shares of Lucent common stock, subject to adjustment under certain circumstances. Lucent can, at its option, require all holders to exchange their shares of redeemable convertible preferred stock for convertible subordinated debentures having terms substantially similar to the preferred stock. The redeemable convertible preferred stock is redeemable, at Lucent’s option after August 15, 2006 and at the option of the holders on August 2 of 2004, 2007, 2010 and 2016. Provided certain criteria are met, Lucent has the option to redeem the convertible preferred stock for cash or its common stock (the common stock to be valued at a 5% discount from the then current market price) or a combination of cash and shares of its common stock. Lucent is obligated to redeem all outstanding preferred shares on August 1, 2031. The ability to redeem the preferred stock is subject to having legally available surplus as defined by Delaware law. The initial carrying value is being accreted to liquidation value as a charge to shareowners’ (deficit) equity over the earliest redemption period of three years. Holders of the preferred stock have no voting rights, except as required by law, and rank junior to Lucent’s debt obligations. In addition, upon dissolution or liquidation of Lucent, holders are entitled to the liquidation preference plus any accrued and unpaid dividends prior to any distribution of net assets to common shareowners.

         During September 2002, Lucent repurchased 174,500 shares of 8% redeemable convertible preferred stock for 58,113,000 shares of Lucent common stock. No gain or loss was recognized on the exchange. The carrying value of the preferred stock repurchased was $175, and the exchange resulted in a corresponding increase to common stock and additional paid-in capital. The fair value of the additional common shares issued to the preferred stockholders to prompt the exchange over the shares obligated to be exchanged pursuant to the original conversion terms amounted to $29 and has been included in the loss applicable to the common shareowners.

         Since September 30, 2002 and through December 4, 2002, Lucent repurchased an additional 380,024 shares of 8% redeemable convertible preferred stock for 143,340,962 shares of Lucent common stock. No gain or loss was recognized on the exchange. The carrying value of the preferred stock repurchased was approximately $380 and the exchange resulted in a corresponding increase to common stock and additional paid-in capital. The fair value of the additional common shares issued to the preferred stockholders to prompt the exchange over the shares obligated for exchange pursuant to the original conversion terms amounted to $96.

11. EMPLOYEE BENEFIT PLANS

Pension and Postretirement Benefits

         Lucent maintains defined benefit pension plans covering the majority of its employees and retirees, and postretirement benefit plans for retirees that include health care, dental benefits and life insurance coverage. On June 1, 2002, certain pension and postretirement asset and obligation amounts were transferred to Agere and are subject to final adjustment. The final amounts to be transferred to Agere are not expected to be materially different from the estimated amounts. In fiscal 2001, Lucent recorded final adjustments to the pension and postretirement asset and obligation amounts that were transferred to Avaya on September 30, 2000.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         The following information summarizes activity in the pension and postretirement benefit plans:

	Pension benefits September 30,		Postretirement benefits September 30,

	2002	2001	2002	2001

CHANGE IN BENEFIT OBLIGATION
Benefit obligation at October 1	$30,515	$26,677	$9,399	$8,242
Service cost	238	345	18	35
Interest cost	1,981	1,956	622	604
Actuarial losses	1,708	1,466	1,004	761
Amendments	—	9	—	(58)
Benefits paid	(3,403)	(2,800)	(914)	(709)
Settlements	(3)	(3)	—	(10)
Plan participant contributions	5	5	—	—
Termination benefits – Lucent	237	1,954	(1)	197
Termination benefits – Agere	102	—	—	—
Impact of curtailments	(14)	715	(29)	288
Exchange rate changes	54	17	—	—
Benefit obligation assumed by OFS	(95)	—	(37)	—
Benefit obligation assumed by Agere	(1,013)	—	(217)	—
Benefit obligation assumed by Avaya	—	174	—	48

Benefit obligation at September 30	$30,312	$30,515	$9,845	$9,398

CHANGE IN PLAN ASSETS
Fair value of plan assets at October 1	$36,010	$45,719	$3,441	$4,557
Actual loss on plan assets	(2,473)	(6,848)	(515)	(827)
Company contributions	98	57	10	17
Benefits paid	(3,403)	(2,800)	(914)	(709)
Assets transferred to OFS	(115)	—	—	—
Assets transferred to Agere	(1,253)	—	(79)	—
Assets transferred from Avaya	—	259	—	36
Exchange rate changes	35	12	—	—
Other (including transfer of assets from pension to postretirement plans)	(301)	(389)	502	366

Fair value of plan assets at September 30	$28,598	$36,010	$2,445	$3,440

(Unfunded) funded status of the plan	$(1,714)	$5,495	$(7,401)	$(5,958)
Unrecognized prior service cost (credit)	699	1,250	(173)	(135)
Unrecognized transition asset	(7)	(100)	—	—
Unrecognized net (gain) loss	5,948	(1,642)	2,851	1,035

Net amount recognized	$4,926	$5,003	$(4,723)	$(5,058)

Amounts recognized in the consolidated balance sheets consist of:
Prepaid pension costs	$4,355	$4,958	$—	$—
Prepaid pension costs allocated to discontinued operations	—	122	—	—
Accrued benefit liability	(2,760)	(99)	(4,723)	(4,972)
Accrued benefit liability allocated to discontinued operations	—	(2)	—	(86)
Intangible asset	390	5	—	—
Accumulated other comprehensive loss	2,941	19	—	—

Net amount recognized	$4,926	$5,003	$(4,723)	$(5,058)

Under-funded or non-funded plans:
Aggregate benefit obligation	$18,238	$95	$9,845	$8,094
Aggregate fair value of plan assets	14,940	—	2,444	1,674
Plans with under-funded or non-funded accumulated benefit obligations:
Aggregate accumulated benefit obligation	$17,275	$89	n/a	n/a
Aggregate fair value of plan assets	14,507	—	n/a	n/a

n/a         Not applicable.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         In fiscal 2002, global capital market developments resulted in negative returns on Lucent’s pension funds and a decline in the discount rate used to estimate the pension liability. As a result, the accumulated benefit obligation exceeded the fair value of plan assets and Lucent was required to adjust the minimum pension liability recorded in the consolidated balance sheet. The effect of this adjustment was to decrease prepaid pension costs by $684, increase pension liabilities by $2,623, increase intangible assets by $385 and increase accumulated other comprehensive loss by $2,922. Because these adjustments were non-cash, their effect has been excluded from the accompanying consolidated statement of cash flows.

         Pension plan assets include $2 and $17 of Lucent common stock at September 30, 2002 and 2001, respectively. Postretirement plan assets include $0 and $1 of Lucent common stock at September 30, 2002 and 2001, respectively.

Components of Net Periodic Benefit Cost:

	Years ended September 30,

	2002	2001	2000

PENSION COST (CREDIT):
Service cost	$238	$345	$497
Interest cost on projected benefit obligation	1,981	1,956	1,940
Expected return on plan assets	(3,384)	(3,401)	(3,256)
Amortization of unrecognized prior service costs	236	327	363
Amortization of transition asset	(92)	(220)	(298)
Amortization of net (gain) loss	(189)	(387)	(197)

Subtotal	(1,210)	(1,380)	(951)
Termination benefits	340	1,954	—
Curtailments	305	562	—
Settlements	(10)	(12)	—

Net pension cost (credit)	$(575)	$1,124	$(951)

DISTRIBUTION OF NET PENSION COST (CREDIT):
Continuing operations:
Business restructuring	$543	$2,485	$—
Other costs and expenses	(1,220)	(1,387)	(1,093)

Subtotal	(677)	1,098	(1,093)
Discontinued operations	102	26	142

Net pension cost (credit)	$(575)	$1,124	$(951)

POSTRETIREMENT COST:
Service cost	$18	$35	$67
Interest cost on accumulated benefit obligation	622	604	601
Expected return on plan assets	(361)	(352)	(338)
Amortization of unrecognized prior service costs	—	22	37
Amortization of net gain	(24)	(25)	(12)

Subtotal	255	284	355
Termination benefits	—	197	—
Curtailments	35	98	—
Settlements	—	(5)	—

Net postretirement benefit cost	$290	$574	$355

	Years ended September 30,

	2002	2001	2000

DISTRIBUTION OF NET POSTRETIREMENT BENEFIT COST:
Continuing operations:
Business restructuring	$35	$260	$—
Other costs and expenses	248	304	291

Subtotal	283	564	291
Discontinued operations	7	10	64

Net postretirement benefit cost	$290	$574	$355

PENSION AND POSTRETIREMENT BENEFITS WEIGHTED AVERAGE ASSUMPTIONS:
Discount rate	6.5%	7.0%	7.5%
Expected return on plan assets	9.0%	9.0%	9.0%
Rate of compensation increase	3.5%	4.5%	4.5%

         The expected rate of return on plan assets that will be used to determine fiscal 2003 net periodic benefit cost is 8.75% for pensions and a weighted average of 7.93% for postretirement benefits.

         Lucent has several non-pension postretirement benefit plans. For postretirement health care benefit plans, Lucent assumed a 9.8% weighted average annual health care cost trend rate for 2003, gradually declining to 4.9% (excluding postretirement dental benefits, the annual medical cost trend rate would be 10.2% in 2003 gradually declining to 5.0%). The assumed health care cost trend rate has a significant effect on the amounts reported. A one-percentage-point change in the assumed health care cost trend rate would have the following effects:

	1 Percentage Point

	Increase	Decrease

Effect on total of service and interest cost components	$24	$20
Effect on postretirement benefit obligation	$339	$294

Savings Plans

         Lucent’s savings plans allow employees to contribute a portion of their compensation on a pre-tax and/or after-tax basis in accordance with specified guidelines. Lucent matches a percentage of the employee contributions up to certain limits, in cash, in accordance with participants’ investment elections. Savings plan expense charged to continuing operations was $71, $125 and $161 for fiscal 2002, 2001 and 2000, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12. STOCK COMPENSATION PLANS

         On April 22, 2002, Lucent commenced a voluntary offer to eligible employees to exchange certain outstanding stock options to purchase shares of common stock, including all stock options issued during the six-month period ended April 22, 2002, for Lucent’s promise to grant a new stock option on or about November 25, 2002. Employees who participated in the offer tendered stock options to purchase an aggregate of 213.2 million shares of Lucent common stock, which have been cancelled, in exchange for Lucent’s promises to grant new stock options to purchase up to an aggregate of 123.3 million shares of Lucent common stock. On November 25, 2002, Lucent granted approximately 110.6 million new stock options in connection with the exchange having an exercise price of $1.78 per share, which was the fair market value of Lucent common stock on the date of the grant.

         Lucent has stock-based compensation plans under which outside directors and certain employees receive stock options and other equity-based awards. The plans provide for the grant of stock options, stock appreciation rights, performance awards, restricted stock awards and other stock unit awards.

         Stock options generally are granted with an exercise price equal to 100% of the market value of a share of common stock on the date of grant, have two-to-10-year terms and vest within four years from the date of grant. Subject to customary antidilution adjustments and certain exceptions, the total number of shares of common stock authorized for option grants under the plans was 729 million shares at September 30, 2002.

         In connection with certain acquisitions, outstanding stock options held by employees of acquired companies became exercisable, according to their terms, for Lucent common stock effective at the acquisition date. These options did not reduce the shares available for grant under any of Lucent’s other option plans. For acquisitions accounted for as purchases, the fair value of these options was generally included as part of the purchase price. As of July 1, 2000, Lucent began recording deferred compensation related to unvested options held by employees of companies acquired in a purchase acquisition. Unamortized deferred compensation expense was $0, $5 and $34 at September 30, 2002, 2001 and 2000, respectively. The deferred expense calculation and amortization are based on the graded vesting schedule of the awards.

         Lucent established an Employee Stock Purchase Plan (“ESPP”) effective October 1, 1996. Under the terms of this ESPP, eligible employees could have up to 10% of eligible compensation deducted from their pay to purchase common stock. The per share purchase price was 85% of the average high and low per share trading price of common stock on the New York Stock Exchange (“NYSE”) on the last trading day of each month. In fiscal 2001 and 2000, 17.6 million and 7.8 million shares, respectively, were purchased under this ESPP and the employer stock purchase plans of acquired companies, at weighted average per share prices of $10.04 and $46.75, respectively. This ESPP expired on June 30, 2001.

         Effective July 1, 2001, Lucent established the current ESPP (“2001 ESPP”). Under the terms of the 2001 ESPP, eligible employees may have up to 10% of eligible compensation deducted from their pay to purchase common stock during an offering period, consisting of four purchase periods, generally six months long. An employee may purchase up to 567 shares on the last trading date of each purchase period. The per share purchase price is 85% of the average high and low per share trading price of common stock on the NYSE on either the employee’s entry date for the relevant offering period, or on the last trading day of the relevant purchase period, whichever is lower. The amount that may be offered pursuant to this new plan is 250 million shares. During fiscal 2002, 9.9 million shares of common stock were purchased.

         Lucent has adopted the disclosure requirements of SFAS No.123, “Accounting for Stock-Based Compensation” (“SFAS 123”), and, as permitted under SFAS 123, applies Accounting Principles Board Opinion No.25 (“APB 25”) and related interpretations in accounting for its plans. Compensation expense recorded under APB 25 was $37, $147 and $49 for the years ended September 30, 2002, 2001 and 2000, respectively. If Lucent had elected to adopt the optional recognition provisions of SFAS 123 for its stock option and purchase plans, net income (loss) and earnings (loss) per share applicable to common shareowners would have been changed to the pro forma amounts indicated below. The fiscal 2002 pro forma amounts include $1,395 related to an increase in valuation allowances for net deferred tax assets.

	Years ended September 30,

	2002	2001	2000

NET INCOME (LOSS)

As reported	$(11,753)	$(16,198)	$1,219
Pro forma(a)	$(14,265)	$(17,172)	$452

EARNINGS (LOSS) PER SHARE – BASIC
As reported	$(3.49)	$(4.77)	$0.38
Pro forma(a)	$(4.22)	$(5.05)	$0.14

EARNINGS (LOSS) PER SHARE – DILUTED
As reported	$(3.49)	$(4.77)	$0.37
Pro forma(a)	$(4.22)	$(5.05)	$0.13

(a)	Includes Lucent’s pro rata share of Agere’s SFAS 123 compensation expense.

         The fair value of stock options used to compute pro forma net income (loss) and earnings (loss) per share disclosures is the estimated fair value at grant date using the Black-Scholes option-pricing model with the following assumptions:

	Years ended September 30,

	2002	2001	2000

Dividend yield	0.0%	0.49%	0.23%
Expected volatility – Lucent	78.9%	60.2%	39.2%
– Acquisitions(a)	n/a	n/a	55.3%
Risk-free interest rate	3.6%	4.9%	6.5%
Expected holding period (in years)	2.5	2.4	2.9

(a)	Pre-merger assumptions for companies acquired in a pooling-of-interests.

n/a	Not applicable.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         The fair value of the employee’s purchase rights under the 2001 ESPP is calculated using the Black-Scholes model, with the following weighted average assumptions for fiscal 2002: dividend yield of 0%; expected life of 12.6 months; expected volatility of 81.7%; and a risk-free interest rate of 2.1%. The weighted average fair value of those purchase rights granted in fiscal 2002 was $3.18 per share.

         The fair value of the employee’s purchase rights under the 2001 ESPP was calculated using the Black-Scholes model, with the following weighted average assumptions for fiscal 2001: dividend yield of 0%; expected life of 15.3 months; expected volatility of 97.4%; and a risk-free interest rate of 3.7%. The weighted average fair value of those purchase rights granted in fiscal 2001 was $3.53 per share.

         The weighted average fair value of stock options, calculated using the Black-Scholes option-pricing model, granted during the years ended September 30, 2002, 2001 and 2000 is $2.11, $4.59 and $16.15 per share, respectively.

         Presented below is a summary of the status of Lucent stock options and the related activity for the years ended September 30, 2002, 2001 and 2000:

	Shares (in thousands)	Weighted average exercise price per share

Options outstanding at October 1, 1999	286,292	$26.15
Granted/assumed(a)	285,798	47.95
Exercised	(74,963)	15.38
Forfeited/expired	(38,815)	41.56

Options outstanding at September 30, 2000	458,312	$40.20

Options outstanding at September 30, 2000, after spinoff adjustments(b)	431,509	$39.34
Granted	347,557	12.56
Exercised	(10,496)	4.73
Forfeited/expired	(85,957)	37.77

Options outstanding at September 30, 2001	682,613	$26.43

Granted	13,008	6.37
Exercised	(6,489)	1.50
Forfeited/expired	(101,014)	26.85
Cancelled due to exchange offer	(213,246)	30.22

Options outstanding at May 31, 2002	374,872	$23.96

Options outstanding at June 1, 2002, after spinoff adjustments(b)	363,603	$21.04
Granted	946	2.09
Exercised	(278)	0.41
Forfeited/expired	(77,376)	36.85

Options outstanding at September 30, 2002	286,895	$16.73

(a)	Includes options converted in acquisitions.

(b)	Effective with the spinoffs of Agere and Avaya on June 1, 2002 and September 30, 2000, respectively, Lucent stock options held by Agere employees were converted into Agere stock options and unvested Lucent stock options held by Avaya employees were converted into Avaya stock options. For the remaining unexercised Lucent stock options held by Avaya employees, the number of Lucent stock options and the exercise price were adjusted to preserve the intrinsic value of the stock options that existed prior to the spinoff.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         The following table summarizes the status of stock options outstanding and exercisable at September 30, 2002:

	Stock options outstanding			Stock options exercisable

Range of exercise prices per share	Shares (in thousands)	Weighted average remaining contractual life (years)	Weighted average exercise price per share	Shares (in thousands)	Weighted average exercise price per share

$0.00 to $6.00	6,301	5.1	$3.71	2,563	$3.15
$6.01 to $6.26	77,537	3.5	6.23	32,820	6.23
$6.27 to $9.99	40,692	4.1	9.41	37,698	9.57
$10.00 to $16.03	99,184	4.0	12.24	89,549	12.22
$16.04 to $89.70	63,181	6.2	42.68	56,639	41.78

Total	286,895		$16.73	219,269	$18.40

         Other stock unit awards are granted under certain award plans. The following table presents the total number of shares of common stock represented by awards granted to employees for the years ended September 30, 2002, 2001 and 2000:

	Years ended September 30,

	2002	2001	2000

Other stock unit awards granted (in thousands)	4,142	5,400	858
Weighted average market value of shares granted during the period	$6.74	$13.64	$59.23

13. OPERATING SEGMENTS

         Lucent designs and delivers networks for the world’s largest communications service providers. Lucent changed its reporting segments beginning in fiscal 2002 to two customer-focused operating segments, Integrated Network Solutions (“INS”) and Mobility Solutions (“Mobility”), from Products and Services. These reportable segments are managed separately. The INS segment sells to global wireline service providers, including long distance carriers, traditional local telephone companies and Internet service providers, and provides offerings comprised of a broad range of core switching and access and optical networking products. The Mobility segment focuses on global wireless service providers and offers products to support the needs of its customers for radio access and core networks. Both segments offer network management and application and service delivery products. In addition, Lucent supports its segments through its worldwide services organization.

         Performance measurement and resource allocation for the reportable segments are based on many factors. The primary financial measure is operating income (loss), which includes the revenues, costs and expenses directly controlled by each reportable segment, as well as an allocation of costs and operating expenses, which are not managed at a segment level, but are related to the products or services sold to its customers. Operating income (loss) for reportable segments excludes the following:

•	goodwill and other acquired intangibles amortization;

•	business restructuring and asset impairments;

•	acquisition/integration-related costs, including IPRD;

•	the results of the optical fiber business;

•	the results from billing and customer care software products, messaging products and other smaller units;

•	certain personnel costs and benefits, including a portion of those related to pension and postretirement benefits and differences between the actual and standard allocated benefit rates;

•	certain other costs related to shared services such as general corporate functions, which are managed on a common basis in order to realize economies of scale and efficient use of resources; and

•	certain other general and miscellaneous costs and expenses not directly used in assessing the performance of the operating segments.

         The accounting policies of the reportable segments are the same as those applied in the consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         The following tables present Lucent’s revenues and operating income (loss) by reportable operating segment and a reconciliation of the totals reported for operating income (loss) of the segments to consolidated operating income (loss):

	Years ended September 30,

	2002	2001	2000

EXTERNAL REVENUES
INS	$6,415	$12,263	$18,654
Mobility	5,380	6,154	6,837

Total reportable segments	11,795	18,417	25,491
Optical fiber business	114	2,023	1,842
Other	412	854	1,571

Total external revenues	$12,321	$21,294	$28,904

OPERATING INCOME (LOSS)
INS	$(2,769)	$(4,724)	$1,685
Mobility	(655)	(1,517)	939

Total reportable segments	(3,424)	(6,241)	2,624
Goodwill and other acquired intangibles amortization	(250)	(921)	(362)
Business restructuring charges and asset impairments	(2,316)	(11,416)	—
Acquisition/integration-related costs	—	—	(620)
Optical fiber business	(68)	543	439
Unallocated personnel costs and benefits	1,717	2,423	2,535
Shared services such as general corporate functions	(1,603)	(2,497)	(2,347)
Other	(1,035)	(920)	97

Total operating income (loss)	$(6,979)	$(19,029)	$2,366

Supplemental Segment Information

	Years ended September 30,

	2002	2001	2000

ASSETS:
INS	$1,909	$7,235	$11,411
Mobility	760	2,305	3,641

Total reportable segments(a)	2,669	9,540	15,052
Non-segment	15,122	24,124	32,460

Total assets	$17,791	$33,664	$47,512

DEPRECIATION AND AMORTIZATION:
INS	$458	$725	$671
Mobility	247	343	266

Total reportable segments(b)	705	1,068	937
Non-segment	765	1,468	730

Total depreciation and amortization	$1,470	$2,536	$1,667

(a)	Assets included in reportable segments consist of receivables, inventory and contracts in process.

(b)	Depreciation and amortization for reportable segments excludes goodwill and other acquired intangibles amortization.

Products and Services Revenues

         The table below presents external revenues for groups of similar products and services:

	Years ended September 30,

	2002	2001	2000

Switching and access	$3,155	$5,598	$10,798
Optical networking products	1,427	3,206	3,297
Wireless products	4,492	5,409	6,430
Optical fiber	114	2,023	1,842
Services	2,689	4,162	4,926
Other(a)	444	896	1,611

Totals	$12,321	$21,294	$28,904

(a)	Principally includes billing and customer care software products, messaging products and, in fiscal 2000, the consumer products business.

Geographic Information

	External Revenues(a)

	Years ended September 30,

	2002	2001	2000

U.S.	$8,148	$13,776	$19,829
Non-U.S. countries	4,173	7,518	9,075

Totals	$12,321	$21,294	$28,904

	Long-Lived Assets(b)

	September 30,

	2002	2001	2000

U.S.	$1,540	$4,755	$10,283
Non-U.S. countries	661	1,127	1,226

Totals	$2,201	$5,882	$11,509

(a)	Revenues are attributed to geographic areas based on the location of customers.

(b)	Represents property, plant and equipment, net and goodwill and other acquired intangibles, net.

Concentrations

         Historically, Lucent has relied on a limited number of customers for a substantial portion of its total revenues. Revenues from Verizon, including Verizon Wireless, accounted for approximately 19%, 19% and 14% of consolidated revenues in the years ended September 30, 2002, 2001 and 2000, respectively. Revenues from AT&T, including AT&T Wireless, accounted for approximately 11% of consolidated revenues in the year ended September 30, 2000. Lucent expects a significant portion of its future revenues to continue to be generated by a limited number of customers. The loss of any of these customers or any substantial reduction in orders by any of these customers could materially and adversely affect Lucent’s operating results. See note 17 for a discussion of contract manufacturing concentrations.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

14. FINANCIAL INSTRUMENTS

Fair Values

         The carrying values and estimated fair values, based on quoted market rates, of financial instruments were as follows:

	Years ended September 30,

	2002		2001

	Carrying value	Fair value	Carrying value	Fair value

Long-term debt	$3,236	$1,281	$3,274	$2,324
Company-obligated 7.75% mandatorily redeemable convertible preferred securities of subsidiary trust	1,750	400	—	—
8% redeemable convertible preferred stock	1,680	429	1,834	1,849

         The carrying values of cash and cash equivalents, receivables, payables and debt maturing within one year contained in the consolidated balance sheets approximate fair value. The carrying values of foreign exchange forward and option contracts and interest rate swaps at September 30, 2002 and 2001 equals their fair value and are determined using quoted market rates.

         The following tables summarize Lucent’s investments in debt and equity securities:

September 30, 2002	Cost	Gross unrealized gains	Gross unrealized losses and impairments	Estimated fair value

DEBT SECURITIES:
U.S. treasury bills and government agency notes	$1,232	$9	$—	$1,241
Corporate commercial paper	124	—	—	124
Bank certificates of deposit	160	1	—	161

Total debt securities	1,516	10	—	1,526

EQUITY SECURITIES:
Available-for-sale equity investments	267	—	(150)	117
Other equity investments	275	—	(138)	137

Total equity securities	542	—	(288)	254

Total debt and equity securities	$2,058	$10	$(288)	$1,780

September 30, 2001	Cost	Gross unrealized gains	Gross unrealized losses and impairments	Estimated fair value

EQUITY SECURITIES:
Available-for-sale equity investments	$36	$29	$(6)	$59
Other equity investments	251	—	(49)	202

Total equity securities	$287	$29	$(55)	$261

         All of Lucent’s debt security investments are classified as available-for-sale and mature within one year.

Credit Risk and Market Risk

         By their nature, all financial instruments involve risk, including credit risk for non-performance by counterparties. The contract or notional amounts of these instruments reflect the extent of involvement Lucent has in particular classes of financial instruments. The maximum potential loss may exceed any amounts recognized in the consolidated balance sheets. However, Lucent’s maximum exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and financial guarantees is limited to the amount drawn and outstanding on those instruments.

         Exposure to credit risk is controlled through credit approvals, credit limits and continuous monitoring procedures and reserves for losses are established when deemed necessary. Lucent seeks to limit its exposure to credit risks in any single country or region, although Lucent’s customers are primarily in the telecommunications service provider industry.

         All financial instruments inherently expose the holders to market risk, including changes in currency and interest rates. Lucent manages its exposure to these market risks through its regular operating and financing activities and when appropriate, through the use of derivative financial instruments.

Derivative Financial Instruments

Foreign currency risk

         Lucent conducts its business on a multinational basis in a wide variety of foreign currencies. The objective of Lucent’s foreign currency risk management policy is to preserve the economic value of cash flows in nonfunctional currencies. Lucent’s policy is to hedge all significant booked and firmly committed cash flows identified as creating foreign currency exposure on a rolling 12-month basis. In addition, Lucent typically hedges a portion of its exposure resulting from identified anticipated cash flows, providing the flexibility to deal with the variability of longer-term forecasts as well as changing market conditions, in which the cost of hedging may be excessive relative to the level of risk involved.

         To manage this risk, Lucent enters into various foreign exchange forward and option contracts. In some cases, Lucent may hedge foreign exchange risk in certain sales and purchase contracts by embedding terms in the contracts that affect the ultimate amount of cash flows under the contract. Principal currencies hedged as of September 30, 2002 include euros and Indian rupees having notional amounts of $208 and $81, respectively, with fair values that were not material. The notional amounts and fair values of embedded derivatives at September 30, 2002, were not material.

         Lucent hedges all types of foreign currency risk to preserve the economic cash flows of the Company in accordance with corporate risk management policies but generally does not expect to designate related derivative instruments as hedges under SFAS 133 for cost/benefit reasons.

Accordingly, the changes in fair value of these undesignated freestanding foreign currency derivative instruments are recorded in other income

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(expense), net in the period of change and have not been material to Lucent due to the short maturities of these instruments.

         Lucent’s foreign currency embedded derivatives consist of sales and purchase contracts with cash flows indexed to changes in or denominated in a currency that neither party to the contract uses as their functional currency. Changes in the fair value of these embedded derivatives were not significant during fiscal 2002.

Interest rate risk

         Lucent uses a combination of financial instruments, including medium-term and short-term financings, variable-rate debt instruments and interest rate swaps to manage its interest rate mix of the total debt portfolio and related overall cost of borrowing. At September 30, 2002, Lucent had interest rate swap agreements designated as fair value hedges with an aggregate notional amount of $500 and a fair value of $28 that hedge a portion of a long-term, fixed-rate debt obligation due in July 2006. Under these swaps, Lucent receives a fixed interest rate of 7.25% and pays a weighted average floating rate of LIBOR plus 2.91%. As of September 30,2002, LIBOR was approximately 1.79%. The objective of maintaining the mix of fixed and floating rate debt is to mitigate the variability of cash flows resulting from interest rate fluctuations, as well as to reduce the cash flows attributable to debt instruments. There were no derivative transactions hedging cash equivalents and short-term investments since their relatively short maturities do not create significant risk. There were no interest rate swaps in effect at September 30, 2001.

Other derivatives

         From time to time, Lucent may obtain warrants to purchase equity securities in other companies to complement its investment portfolio. Warrants that provide for net share settlement are considered to be derivative instruments and are generally not eligible to be designated as hedging instruments as there is no corresponding underlying exposure. The fair value of these warrants was not material at September 30, 2002 and 2001.

Non-Derivative Instruments and Customer Financing Commitments

         Requests for providing commitments to extend credit and financial guarantees are reviewed and approved by senior management. Management regularly reviews all outstanding commitments, letters of credit and financial guarantees, and the results of these reviews are considered in assessing the adequacy of Lucent’s reserve for possible credit and guarantee losses.

         The following table presents Lucent’s non-derivative instruments and customer financing commitments for amounts drawn, available but not drawn and not available to be drawn. These instruments may expire without being drawn upon. Therefore, the amounts available but not drawn and not available do not necessarily represent future cash flows. The amounts drawn on these instruments are generally collateralized by substantially all of the assets of the respective creditors.

	September 30, 2002

	Total Loans and Guarantees	Loans	Guarantees

Drawn commitments	$1,098	$909	$189
Available but not drawn	93	51	42
Not available	151	151	—

Total	$1,342	$1,111	$231

	September 30, 2001

	Total Loans and Guarantees	Loans	Guarantees

Drawn commitments	$2,956	$2,528	$428
Available but not drawn	1,447	1,411	36
Not available	911	655	256

Total	$5,314	$4,594	$720

Commitments to Extend Credit

         Commitments to extend credit to third parties are conditional agreements generally having fixed expiration or termination dates and specific interest rates and purposes. In certain situations, credit may not be available for draw down until certain conditions precedent are met.

Guarantees of Debt

         From time to time, Lucent guarantees the financing for product purchases by customers. Requests for providing such guarantees are reviewed and approved by senior management. Certain financial guarantees are assigned to a third-party reinsurer.

Letters of Credit

         Letters of credit are obtained to ensure Lucent’s performance or payment to third parties in accordance with specified terms and conditions, which amounted to $668 and $900 as of September 30, 2002 and 2001, respectively. The estimated fair value of letters of credit are $17 and $12 as of September 30, 2002 and 2001, respectively, which are valued based on fees paid to obtain the obligations.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

15. SECURITIZATIONS AND TRANSFERS OF FINANCIAL INSTRUMENTS

         In June 2001, Lucent established a $750 revolving accounts receivable securitization facility due to expire in June 2004. The facility limit was reduced to $500 in October 2001. Under the terms of the facility, Lucent could sell an undivided interest in collateralized accounts receivable from specified customers in exchange for cash and a subordinated retained interest in the remaining outstanding accounts receivable. At September 30, 2002 and 2001, unrelated third parties held an undivided interest of $0 and $286, respectively, in the collateralized accounts receivables. The balance of retained interests is included in receivables and varies based on changes in Lucent’s credit ratings and the credit ratings of the customers included in the securitization facility, changes in the sufficiency of eligible accounts receivable and concentration of credit risk among obligors. Accordingly, unfavorable changes in these factors required Lucent to repurchase undivided interests in securitized accounts receivable and favorable changes in the factors allowed Lucent to sell additional undivided interests in accounts receivable. On October 17, 2002, this securitization facility, together with the credit facility, was terminated.

         Lucent serviced these securitized receivables for a fee that approximated Lucent’s cost of servicing and such fees were not significant. The investors in the securitized receivables had no recourse to Lucent’s other assets as a result of debtors’ defaults except for the retained interests in the collateralized accounts receivable.

         The following table provides the cash flows related to this securitization facility:

	Years ended September 30,

	2002	2001

Proceeds from receivables initially securitized	$—	$435
Proceeds from collections reinvested in revolving securitization	6,385	1,913
Net repurchases of undivided interests	286	149
Average securitized balance	753	1,188

         At September 30, 2002, there were no retained interests in this facility. The following table provides the valuation of retained interests at September 30, 2001.

Total securitized balance	$1,277
Fair value of retained interests in outstanding receivables	939
Discount for time value	7
Net reserve for credit losses	13

         Retained interests are valued based on the historical payment patterns and the discount rate implicit in the underlying invoices. The expected reserve for credit losses is 1.27%. A discount is imputed based on the expected number of days that receivables will remain outstanding and a discount rate commensurate with the risks involved. Assuming hypothetical simultaneous unfavorable variations of up to 20% in credit losses and the discount rate used, the pretax impact on the value of retained interests would not be significant.

         In September 2000, Lucent and a third-party financial institution arranged for the creation of a non-consolidated Special Purpose Trust (“Trust”) for the purpose of allowing Lucent from time to time to sell on a limited-recourse basis up to a maximum of $970 of customer finance loans and receivables (“Loans”) at any given point in time through a wholly-owned bankruptcy-remote subsidiary, which in turn would sell the Loans to the Trust. Lucent had originally intended to periodically sell Loans to the Trust, however, due to Lucent’s credit downgrade in February 2001, Lucent is unable to sell additional Loans to the Trust, as defined by agreements between Lucent and the Trust. Lucent will continue to service, administer and collect the Loans on behalf of the Trust and receive a fee for performance of these services until the Loans are either fully collected or sold by the Trust to an unrelated third party. At September 30, 2002, the Trust held $349 in loans relating to five obligors, all of which are in default. Lucent’s wholly-owned captive insurance company assumed the credit risk of the loans that are held in the Trust. It also reinsured the exposure with an unaffiliated insurer for amounts in excess of an initial loss of $90. The self-insured loss reserve of $379 related to these loans (including accrued interest) and the corresponding receivable due from the unaffiliated insurer of $298 were included in other current liabilities and other current assets in the September 30, 2002 consolidated balance sheet. Cash flows received from (paid to) the Trust during 2002 and 2001 were as follows:

	Years ended September 30,

	2002	2001	2000

Proceeds from sales of Loans	$—	$382	$575
Repurchases of Loans	(90)	(355)	—
Losses on sales of Loans and other costs	—	(7)	(4)
Fees received	4	6	—
Servicing advances	—	(8)	—
Reimbursements of servicing advances	—	8	—

         In September 2002, a non-U.S. subsidiary of Lucent established a $120 revolving accounts receivable facility that allows this subsidiary to sell certain of its accounts receivable at a discount from face value, on a non-recourse basis. As of September 30, 2002, Lucent sold $15 of accounts receivable under this facility. Lucent’s ability to further utilize this facility is dependent on the sufficiency of eligible receivables, generally a function of new sales generated by this non-U.S. subsidiary.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

16. ACCOUNTING CHANGES

Staff Accounting Bulletin 101, “Revenue Recognition in Financial Statements” (“SAB 101”)

         In December 1999, the Securities and Exchange Commission issued SAB 101, which provides guidance on the recognition, presentation and disclosure of revenues in financial statements. During the fourth quarter of fiscal 2001, Lucent implemented SAB 101 retroactively to the beginning of fiscal 2001, resulting in a cumulative effect of a change in accounting principle of a $68 loss (net of a tax benefit of $45), or $0.02 loss per basic and diluted share, and a reduction in the 2001 loss from continuing operations of $11, or $0.00 per basic and diluted share. For the fiscal year ended September 30, 2001, Lucent recognized $116 in revenue that is included in the cumulative effect adjustment as of October 1, 2000. The cumulative effect adjustment results primarily from the change in revenue recognized on intellectual property license agreements that included settlements for which there was no objective evidence of the fair value of the settlement. Under SAB 101, in the absence of objective evidence of the fair value of the settlement, revenue is recognized prospectively over the remaining term of the intellectual property license agreement. In addition, revenue recognition was deferred for certain products for multiple element agreements where certain services, primarily installation and integration, were deemed to be essential to the functionality of delivered elements.

         Following are pro forma amounts showing the effects if the accounting change were applied retroactively for fiscal 2000:

Income from continuing operations	$1,419
Basic earnings per share – continuing operations	$0.44
Diluted earnings per share – continuing operations	$0.43
Net income	$1,151
Basic earnings per share	$0.36
Diluted earnings per share	$0.35

SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”)

         Effective October 1, 2000, Lucent adopted SFAS 133, and its corresponding amendments under SFAS 138. SFAS 133 requires Lucent to measure all derivatives, including certain derivatives embedded in other contracts, at fair value and to recognize them in the consolidated balance sheet as an asset or a liability, depending on Lucent’s rights or obligations under the applicable derivative contract. For derivatives designated as fair value hedges, the changes in the fair value of both the derivative instrument and the hedged item are recorded in other income (expense), net. For derivatives designated as cash flow hedges, the effective portions of changes in the fair value of the derivative are reported in other comprehensive income (“OCI”) and are subsequently reclassified into other income (expense), net when the hedged item affects other income (expense), net. Changes in the fair value of derivative instruments not designated as hedging instruments and ineffective portions of hedges are recognized in other income (expense), net in the period incurred. The adoption of SFAS 133 as of October 1, 2000 resulted in a cumulative after-tax reduction in net loss of $30 (net of a $17 tax provision), or $0.01 per basic and diluted share, and an $11 credit to OCI. The reduction in net loss is primarily attributable to derivatives not designated as hedging instruments, including foreign currency embedded derivatives, equity warrants and other derivatives.

17. COMMITMENTS AND CONTINGENCIES

         Lucent is subject to legal proceedings, lawsuits, and other claims, including proceedings by government authorities. In addition, Lucent may be subject to liabilities to some of its former affiliates under separation agreements with them. Legal proceedings are subject to uncertainties, and the outcomes are difficult to predict. Consequently, Lucent is unable to ascertain the ultimate aggregate amount of monetary liability or financial impact with respect to these matters at September 30, 2002. Lucent is subject to several purported class action lawsuits and other lawsuits for alleged violations of federal securities laws, ERISA and related claims described below, which could have a material financial impact. Other than those matters, Lucent believes that the remainder of the cases will not have a material financial impact after final disposition.

         Lucent and certain of its former officers and current and former members of Lucent’s Board of Directors are defendants in numerous purported shareholder class action lawsuits for alleged violations of federal securities laws. These cases have been consolidated into a single action pending in the United States District Court for the District of New Jersey, captioned In re Lucent Technologies Inc. Securities Litigation. The consolidated complaint alleges, among other things, that beginning in late October 1999, Lucent and certain of its officers misrepresented Lucent’s financial condition and failed to disclose material facts that had an adverse impact on its future earnings and prospects for growth. The action seeks monetary damages, and costs and expenses associated with the litigation.

         Lucent has been served with derivative complaints filed by individual shareowners in Delaware Chancery Court against certain current and former members of Lucent’s Board of Directors and a former officer. These complaints have been consolidated in a single action. The consolidated complaint asserts that certain current and former directors and an officer allegedly breached their fiduciary duties to Lucent by acquiescing in or approving allegedly fraudulent conduct and seek damages against the defendants and in favor of Lucent, as well as costs and expenses associated with litigation. Lucent has also been served with derivative actions in Delaware Chancery Court and United States District Court for the District of New Jersey that have not been consolidated with the other derivative cases. These non-consolidated actions allege that certain of Lucent’s current and former directors breached fiduciary duties to supervise Lucent and seeks an accounting of the damages sustained as a result of these alleged acts, as well as costs and expenses associated with litigation.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         An additional derivative complaint was filed in September 2001 by an individual shareholder in the Delaware Chancery Court against certain current and former members of Lucent’s Board of Directors and a former officer asserting claims of corporate waste and breach of fiduciary duties arising out of the award of performance-based compensation to Lucent’s directors and an officer and seeks the return of all such performance-based compensation, compensation to Lucent for resulting losses, the imposition of a constructive trust upon the proceeds of any sale of Lucent shares by the defendants, as well as costs and expenses associated with litigation.

         In July 2001, a purported class action complaint was filed in United States District Court for the District of New Jersey under ERISA alleging, among other things, that Lucent and certain unnamed officers breached their fiduciary duties with respect to Lucent’s employee savings plans. The case claims that the defendants were aware that Lucent’s stock was inappropriate for retirement investment and continued to offer Lucent stock as a plan investment option. The complaint seeks damages, injunctive and equitable relief, interest and fees and expenses associated with the litigation.

         In March 2002, Lucent was named as a defendant in a case captioned In re Winstar Communications Securities Litigation, pending in U.S. District Court for the Southern District of New York. The case is a putative class action on behalf of purchasers of common stock of Winstar Communications, Inc. (“Winstar”), which filed for bankruptcy in April 2001, against several former officers and directors of Winstar, Winstar’s outside auditors, and Lucent. In addition, in April 2002, a case captioned Preferred Life Insurance Co. of New York et al. v. Lucent Technologies Inc. was filed in New Jersey state court against Lucent. The plaintiffs in the New Jersey case are institutional investors, many of which are affiliated with each other, that purchased the common stock of Winstar. In both actions, the plaintiffs claim that Lucent caused money to be lost by the plaintiffs in connection with their investments in Winstar stock or contributed to such loss. In the New York action, the plaintiffs claim that Lucent violated federal securities laws in connection with plaintiffs’ purchases of Winstar stock. In the New Jersey action, the plaintiffs claim that Lucent committed common law fraud, negligent misrepresentation, conspiracy to commit fraud and aiding and abetting fraud in connection with plaintiffs’ purchases of Winstar stock.

         Lucent and certain of its current and former officers and directors are defendants in an action in Texas state court captioned Obtek, et al. v. Lucent Technologies Inc., et al. This case alleges violation of federal securities laws, the Texas Securities Act and in connection with Lucent’s acquisition of a company called Agere Inc. in April 2000. The court has denied a motion to dismiss the claims against individual defendants and has set a trial date for February 2003.

         In November 2001, a purported class action complaint was filed in the United States District Court for the District of New Jersey against Lucent and current and former officers captioned Laufer v. Lucent Technologies Inc., et al. The plaintiffs allege that Lucent and its officers concealed adverse material information about Agere’s financial condition prior to Agere’s IPO and about Lucent’s vendor financing portfolio.

         In October 2002, a purported class action lawsuit captioned Balaban v. Schacht, et al., was filed on behalf of holders of the Company’s notes, convertible preferred stock and trust preferred securities against Lucent, certain current and former directors and two former officers. The complaint asserts claims for breach of fiduciary duty by the defendants during the period of April 1999 to September 2002 and seeks compensatory damages and other damages and costs.

         Sparks, et al. v. AT&T and Lucent Technologies Inc. et al., is a class action lawsuit filed in 1996 in Illinois state court under the name of Crain v. Lucent Technologies. The plaintiffs requested damages on behalf of present and former customers based on a claim that the AT&T Consumer Products business (which became part of Lucent in 1996) and Lucent had defrauded and misled customers who leased telephones, resulting in payments in excess of the cost to purchase the telephones. Similar consumer class actions pending in various state courts were stayed pending the outcome of the Sparks case, and in July 2001, the Illinois court certified a nationwide class of plaintiffs.

         A settlement was agreed to by the parties in August 2002, to settle the litigation for up to $300 in cash plus prepaid calling cards redeemable for minutes of long distance service. The court approved the settlement in November 2002. Lucent and AT&T deny they have defrauded or misled their customers, but have decided to settle this matter to avoid the uncertainty of litigation and the diversion of resources and personnel that pursuing this matter would require. The class claimants will apply for reimbursement from the settlement fund, and will be required to demonstrate their entitlement through a claims form to be provided to a claims administrator. Depending upon the number of claims submitted and accepted, the actual cost of the settlement to the defendants may be less than the stated amount, but it is not possible to estimate the amount at this time. Lucent deposited approximately $200 in escrow accounts as of September 30, 2002 to cover a portion of the settlement.

         Lucent is a party to various separation and distribution agreements, which provide for contribution from third parties formerly affiliated with Lucent for a portion of any liability (including any settlement) in this case. However, Lucent is responsible for a majority of any such liability or settlement. As a result, Lucent recognized a $162 charge recorded in other income (expense), net in 2002, which is net of expected third-party contributions.

         Lucent is a defendant in an adversary proceeding filed in U.S. Bankruptcy Court in Delaware by Winstar Communications, Inc. and Winstar Wireless, Inc. in connection with the bankruptcy of Winstar and various related entities. The complaint asserts claims for breach of contract and other claims against Lucent and seeks compensatory damages, as well as costs and expenses associated with litigation. The complaint also seeks recovery of a payment of approximately $190 to Lucent in December 2000.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Separation Agreements

         Lucent is party to various agreements with AT&T, Avaya, Agere Systems and NCR Corporation, former affiliates, that were entered into in connection with the separation of these former affiliates and Lucent. Pursuant to these agreements, Lucent and the former affiliates have agreed to allocate certain liabilities related to each other’s business, and have agreed to share liabilities based upon certain allocations and thresholds. For example in the Sparks case discussed above, AT&T, Avaya and NCR each assumed a portion of the liability for the settlement.

Other Commitments

         On July 17, 2002, Lucent and Agere amended the purchase agreement between them, dated as of February 1, 2001, pursuant to which, among other things, Lucent had agreed to purchase $2,800 in products from Agere over a three year period ending January 31, 2004. Under the amendment, Lucent’s first-year purchases of $411 through January 31, 2002 are deemed to be in full satisfaction of its initial year’s $800 obligation under the original agreement. In addition, Lucent has agreed, for an extended period that ends on September 30, 2006, provided Agere is competitive with other potential suppliers as to price, delivery interval and technological merit, to purchase 90% of its requirements for products it currently purchases from Agere and 60% of its requirements for other products that Agere can supply. Lucent has also agreed to proceed first with Agere on all joint product development projects where Agere meets Lucent’s criteria. Lucent has also agreed to transfer certain patents, patent applications and patent license agreements to Agere.

         Lucent is generally not committed to unconditional purchase obligations, except for a commitment that requires annual purchases of certain wireless components ranging from $350 to $425 over the next two years. Lucent is in negotiations with this supplier to completely restructure the arrangement. If this obligation is not satisfied, Lucent will be required to pay 25% of the unfulfilled annual commitment.

         Lucent has exited certain of its manufacturing operations and has increased its use of contract manufacturers. Lucent is currently using a sole-source supplier for a majority of the switching and wireless product lines. In addition, Lucent is in the process of moving from a primarily sole-sourced supplier for its optical product line to a combination of multiple contract manufacturers, and continues to use a combination of multiple contract manufacturers for their data networking and other products. Lucent is generally not committed to unconditional purchase obligations in these contract manufacturing relationships. However, Lucent is exposed to short-term purchase commitments as they fall within the contract manufacturers’ leadtime of specific products or raw material components. As a result, any sudden and significant changes in forecasted demand requirements within the leadtime of those products or raw materials could adversely affect Lucent’s results of operations and cash flows.

Environmental Matters

         Lucent’s current and historical operations are subject to a wide range of environmental protection laws. In the United States, these laws often require parties to fund remedial action regardless of fault. Lucent has remedial and investigatory activities under way at numerous current and former facilities. In addition, Lucent was named a successor to AT&T as a potentially responsible party (“PRP”) at numerous “Superfund” sites pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”) or comparable state statutes. Under the Separation and Distribution Agreement with AT&T, Lucent is responsible for all liabilities primarily resulting from or relating to the operation of Lucent’s business as conducted at any time prior to or after the separation from AT&T, including related businesses discontinued or disposed of prior to the separation, and Lucent’s assets including, without limitation, those associated with these sites. In addition, under such Separation and Distribution Agreement, Lucent is required to pay a portion of contingent liabilities paid out in excess of certain amounts by AT&T and NCR, including environmental liabilities.

         It is often difficult to estimate the future impact of environmental matters, including potential liabilities. Lucent records an environmental reserve when it is probable that a liability has been incurred and the amount of the liability is reasonably estimable. This practice is followed whether the claims are asserted or unasserted. Management expects that the amounts reserved will be paid out over the periods of remediation for the applicable sites, which typically range from five to 30 years. Reserves for estimated losses from environmental remediation are, depending on the site, based primarily on internal or third-party environmental studies and estimates as to the number, participation level and financial viability of any other PRPs, the extent of the contamination and the nature of required remedial actions. Accruals are adjusted as further information develops or circumstances change. The amounts provided for in Lucent’s consolidated financial statements for environmental reserves are the gross undiscounted amounts of such reserves without deductions for insurance or third-party indemnity claims. In those cases where insurance carriers or third-party indemnitors have agreed to pay any amounts and management believes that collectibility of such amounts is probable, the amounts are reflected as receivables in the consolidated financial statements. Although Lucent believes that its reserves are adequate, there can be no assurance that the amount of capital expenditures and other expenses which will be required relating to remedial actions and compliance with applicable environmental laws will not exceed the amounts reflected in Lucent’s reserves or will not have a material adverse effect on Lucent’s financial condition, results of operations or cash flows. Any possible loss or range of possible loss that may be incurred in excess of the amounts provided for at September 30, 2002 cannot be estimated.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Lease Commitments

         Lucent leases land, buildings and equipment under agreements that expire in various years through 2020. Rental expense, net of sublease rentals, under operating leases was $421, $476 and $420 for the years ended September 30, 2002, 2001 and 2000, respectively. Future minimum lease payments due under non-cancelable operating leases, including leases that are part of our restructuring actions, at September 30, 2002 for fiscal 2003 through fiscal 2007 and thereafter were $253, $208, $169, $129, $106 and $725, respectively.

18. RECENT PRONOUNCEMENTS

         Lucent is currently evaluating the impacts of SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”), SFAS No. 143, “Accounting for Asset Retirement Obligations” (“SFAS 143”), SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”), SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” (“SFAS 146”) and FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others” (“FIN 45”) to determine the effect, if any, they may have on the consolidated financial position and results of operations. Lucent is required to adopt each of these standards effective with the first quarter of fiscal 2003, except SFAS 146 and FIN 45, which will be effective with the second quarter of fiscal 2003.

         On October 1, 2002, the Company adopted SFAS 142, which requires goodwill to be tested for impairment on an annual basis and more frequently in certain circumstances, and written down when impaired, rather than amortized, as previously required. Identifiable intangible assets will continue to be amortized over their useful lives. The criteria for recognizing an intangible asset have also been revised. SFAS 142 also requires that goodwill be tested for impairment initially within one year of adoption and at least annually thereafter. If an impairment loss exists as a result of the transitional goodwill impairment test, the implementation of SFAS 142 could result in a one-time charge to earnings as a cumulative effect of accounting change. The goodwill impairment test is a two-step process that requires goodwill to be allocated to reporting units which are reviewed by the units’ segment managers. In the first step, the fair value of the reporting unit is compared with the carrying value of the reporting unit. If the fair value of the reporting unit is less than the carrying value of the reporting unit, goodwill impairment may exist, and the second step of the test is performed. In the second step, the implied fair value of the goodwill is compared with the carrying value of the goodwill, and an impairment loss will be recognized to the extent that the carrying value of the goodwill exceeds the implied fair value of the goodwill. As of September 30, 2002, there was approximately $209 of net goodwill primarily within the INS segment that will be subject to this new pronouncement and will no longer be amortized but will be subject to the transitional and subsequent annual impairment test. The Company is assessing whether any charge will be required upon completion of the transitional impairment test and expects to complete step one of the transitional test during the first quarter of fiscal 2003.

         The following table presents the income (loss) before extraordinary item and cumulative effect of accounting changes, net income (loss), earnings (loss) before extraordinary item and cumulative effect of accounting changes per basic and diluted share applicable to common shareowners and earnings (loss) per basic and diluted share applicable to common shareowners for the three years ended September 30, 2002 adjusted to exclude goodwill amortization reflected in the respective periods presented of $208, $1,117 and $497, which would have no longer been recorded under SFAS 142, had the accounting standard been in effect for these periods.

	Years ended September 30,
	2002	2001	2000

Income (loss) before extraordinary item and cumulative effect of accounting changes:
As reported	$(11,753)	$(17,342)	$1,219
Adjusted	(11,545)	(16,225)	1,716

Net income (loss):
As reported	$(11,753)	$(16,198)	$1,219
Adjusted	(11,545)	(15,081)	1,716

Earnings (loss) before extraordinary item and cumulative effect of accounting changes per share - basic:
As reported	$(3.49)	$(5.11)	$0.38
Adjusted	(3.43)	(4.78)	0.53

Earnings (loss) before extraordinary item and cumulative effect of accounting changes per share - diluted:
As reported	$(3.49)	$(5.11)	$0.37
Adjusted	(3.43)	(4.78)	0.52

Earnings (loss) per share - basic:
As reported	$(3.49)	$(4.77)	$0.38
Adjusted	(3.43)	(4.44)	0.53

Earnings (loss) per share - diluted:
As reported	$(3.49)	$(4.77)	$0.37
Adjusted	(3.43)	(4.44)	0.52

         In August 2001, the FASB issued SFAS 143, which establishes accounting standards for recognition and measurement of a liability for the costs of asset retirement obligations. Under SFAS 143, the future costs of retiring a tangible long-lived asset will be recorded as a liability at their present value when the retirement obligation arises and will be amortized to expense over the life of the asset. Lucent is in the process of identifying assets with retirement obligations, including leased properties that contractually obligate the Company to remove leasehold improvements and restore the properties to the original condition. The adoption of SFAS 143 is not expected to materially affect the consolidated financial statements.

         In October 2001, the FASB issued SFAS 144, which addresses financial accounting and reporting for the impairment or disposal of long-lived assets and discontinued operations. SFAS 144 supersedes SFAS 121 and the accounting and reporting provisions of Accounting Principles Board Opinion No. 30 (“APB 30”) for the disposal of a segment of a business. SFAS 144 retains the basic principles of SFAS 121 for long-lived assets to be disposed of by sale or held and used and modifies the accounting and disclosure rules for discontinued operations. The adoption of SFAS 144 is not expected to materially affect the consolidated financial statements.

         In July 2002, the FASB issued SFAS 146, which addresses significant issues regarding the recognition, measurement, and reporting of costs that are associated with exit and disposal activities, including restructuring activities that are currently accounted for pursuant to the guidance that the Emerging Issues Task Force (“EITF”) has set forth in EITF Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring).” SFAS 146 revises the accounting for certain lease termination costs and employee termination benefits, which are generally recognized in connection with restructuring activities.

         In November 2002, the FASB issued FIN 45, which expands previously issued accounting guidance and disclosure requirements for certain guarantees. FIN 45 requires Lucent to recognize an initial liability for the fair value of an obligation assumed by issuing a guarantee. The provision for initial recognition and measurement of the liability will be applied on a prospective basis to guarantees issued or modified after December 31, 2002. The adoption of FIN 45 is not expected to materially affect the consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

19. QUARTERLY INFORMATION (UNAUDITED)

	First	Second	Third	Fourth	Total

YEAR ENDED SEPTEMBER 30, 2002
Revenues	$3,579	$3,516	$2,949	$2,277	$12,321
Gross margin	$435	$802	$651	$(336)	$1,552
Business restructuring charges (reversals) and asset impairments, net (including amounts affecting gross margin)	$(68)	$(60)	$1,645	$799	$2,316
Provision (benefit) for income taxes	$(486)	$(61)	$5,329	$(25)	$4,757
Loss from continuing operations	$(423)	$(595)	$(7,999)	$(2,809)	$(11,826)
Loss from discontinued operations	—	100	(27)	—	73

Net loss	$(423)	$(495)	$(8,026)	$(2,809)	$(11,753)
Loss per common share – basic and diluted(a):
Loss from continuing operations	$(0.14)	$(0.19)	$(2.34)	$(0.84)	$(3.51)
Loss from discontinued operations	—	0.03	(0.01)	—	0.02

Net loss applicable to common shareowners	$(0.14)	$(0.16)	$(2.35)	$(0.84)	$(3.49)
Dividends per share	$0.00	$0.00	$0.00	$0.00	$0.00

YEAR ENDED SEPTEMBER 30, 2001
Revenues	$4,346	$5,907	$5,886	$5,155	$21,294
Gross margin	$681	$485	$829	$63	$2,058
Business restructuring charges and asset impairments, net (including amounts affecting gross margin)	—	$2,710	$684	$8,022	$11,416
Provision (benefit) for income taxes	$(778)	$(1,649)	$(967)	$(2,340)	$(5,734)
Loss from continuing operations	$(1,575)	$(3,388)	$(1,878)	$(7,329)	$(14,170)
Loss from discontinued operations	(5)	(308)	(1,360)	(1,499)	(3,172)

Loss before extraordinary item and cumulative effect of accounting changes	$(1,580)	$(3,696)	$(3,238)	$(8,828)	$(17,342)
Extraordinary gain, net	1,154	—	—	28	1,182
Cumulative effect of accounting changes	(38)	—	—	—	(38)

Net loss	$(464)	$(3,696)	$(3,238)	$(8,800)	$(16,198)
Loss per common share — basic and diluted(a):
Loss from continuing operations	$(0.47)	$(1.00)	$(0.55)	$(2.16)	$(4.18)
Loss from discontinued operations	(0.00)	(0.09)	(0.40)	(0.44)	(0.93)

Loss before extraordinary item and cumulative effect of accounting changes	$(0.47)	$(1.09)	$(0.95)	$(2.60)	$(5.11)
Net loss applicable to common shareowners	$(0.14)	$(1.09)	$(0.95)	$(2.59)	$(4.77)
Dividends per share	$0.02	$0.02	$0.02	$0.00	$0.06

(a)	The loss per common share from continuing operations and the net loss per share for the fourth quarter of fiscal 2001 and each of the quarters of fiscal 2002, includes the effect of preferred dividends and accretion of $28, $42, $40, $42 and $43, respectively. In addition, the loss per common share for the fourth quarter of fiscal 2002 includes the effect of $29 conversion cost associated with the exchange of 8% redeemable convertible preferred stock.